Exhibit (a)(1)(A)

OFFER TO EXCHANGE

THE DRESS BARN, INC.

Offer to Exchange Any and All 2.50% Convertible Senior Notes Due 2024

CUSIP No. 261570AB1

for cash and shares of Common Stock of The Dress Barn, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, JANUARY 22, 2010, UNLESS THE OFFER IS EXTENDED BY US (SUCH DATE AND TIME, AS THE OFFER MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS MAY NOT BE WITHDRAWN AFTER THE NOTES HAVE BEEN ACCEPTED FOR EXCHANGE.

The Offer

Upon the terms and subject to the conditions set forth in this offer to exchange (as supplemented or amended, the “Offer to Exchange”) and the related letter of transmittal (as supplemented or amended, the “Letter of Transmittal”), The Dress Barn, Inc. (“Dress Barn” or the “Company,” “we,” “us” or “our”) is offering to exchange (the “Offer”) any and all of its 2.50% Senior Convertible Notes Due 2024 (the “Notes”) for $1,040 in cash, plus accrued and unpaid interest to, but excluding, the Settlement Date (as defined herein), and a number of shares of the Company’s common stock, par value $0.05 per share (the “Common Stock”), which we refer to as the “Exchange Ratio,” for each Note validly tendered and accepted (together, the “Offer Consideration”). The Exchange Ratio will be fixed by 4:30 p.m., New York City time, on the second trading day immediately preceding the Expiration Date (as defined herein), which we refer to as the “Pricing Date,” and will equal the quotient of: (a) (i) 95.1430 shares of our Common Stock multiplied by the Weighted Average Price (as defined herein), minus (ii) $1,000, divided by (b) the Weighted Average Price, provided that in no event will the Exchange Ratio be less than zero. The Exchange Ratio will be rounded to the nearest fourth decimal place. The Exchange Ratio will be announced prior to 9:00 a.m., New York City time, on the next trading day (currently expected to be January 21, 2010, unless the Expiration Date is extended), which we refer to as the “Announcement Date.” The press release announcing the Exchange Ratio will also be filed as an exhibit to an amendment to the Schedule TO that we have filed with the Securities and Exchange Commission (the “SEC”) relating to this Offer to Exchange.

Fractional shares will not be issued in this Offer to Exchange. If, under the terms of this Offer to Exchange, a tendering holder is entitled to receive a fractional share (calculated on an aggregate basis for each tendering holder), we will round down the aggregate number of shares such tendering holder is entitled to receive to the nearest whole number, and such tendering holder shall be entitled to receive an amount of cash equal to such fraction of a share multiplied by the Daily VWAP (as defined herein) per share of our Common Stock on the Pricing Date.

As of December 22, 2009, approximately $112.5 million aggregate principal amount of the Notes was outstanding and 73,145,777 shares of our Common Stock were issued and outstanding. Our Common Stock is listed on the NASDAQ Global Select Market under the symbol “DBRN.” The Notes are not listed on any securities exchange. On December 22, 2009, the last reported sales price of our Common Stock on the NASDAQ Global Select Market was $22.91 per share. The Company will use commercially reasonable efforts to cause any Common Stock issued in the Offer to be listed on the NASDAQ Global Select Market upon any such issuance.

The Offer is being made on the terms and subject to the conditions set forth in this Offer to Exchange and the Letter of Transmittal. The outstanding Notes are represented by a global certificate registered in the name of The Depository Trust Company (“DTC”). As a result, all holders of Notes electing to tender pursuant to this Offer to Exchange must do so pursuant to DTC’s book entry procedures.

If you do not tender your Notes in exchange for the Offer Consideration prior to the Expiration Date, you will continue to hold your Notes and such Notes will continue to accrue interest in accordance with the terms thereof. Holders of Notes that are not validly tendered or that are validly withdrawn or that are not accepted by Dress Barn can convert their Notes into Common Stock (during the Offer or after the Expiration Date) in accordance with the terms of the Notes.

The closing of the Offer is conditioned upon the satisfaction or waiver by Dress Barn of certain conditions. See “Description of the Offer—Conditions to the Offer.” The settlement date (expected to be January 27, 2010) in respect of any Notes that are validly tendered, that are not validly withdrawn and are accepted for exchange by Dress Barn will occur promptly following the Expiration Date (the “Settlement Date”).

The Notes were not initially issued in an offering that was registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Dress Barn did file a registration statement with the SEC, which became effective, permitting each holder of Notes named in the prospectus forming a part of that registration statement to sell such holder’s Notes in a manner that purchasers of Notes sold pursuant to such prospectus would receive Notes that are freely tradable under U.S. securities laws (so long as such purchaser or holder is not affiliated with Dress Barn). The issuance of Common Stock upon exchange of the Notes is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Whether any shares of Common Stock received by a tendering holder of Notes in connection with the Offer are freely tradable under U.S. securities laws depends upon whether such Notes tendered for exchange were freely tradable or restricted securities. Common Stock received by a holder in exchange for a Note would have the same character under the Securities Act as Common Stock received by that holder upon conversion of that Note. If a holder receives shares of Common Stock in exchange for Notes that are not freely tradable, Rule 144 under, or Section 4(1) of, the Securities Act may provide an exception from registration for sales of such shares by such holder. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act. See “Certain Securities Laws Considerations.”

You should carefully consider the risk factors beginning on page 17 of this Offer to Exchange before you decide whether or not to participate in the Offer and, through participation in the Offer, make an investment in our Common Stock.

You must make your own decision whether to tender any Notes pursuant to this Offer to Exchange. None of Dress Barn, Dress Barn’s Board of Directors or executive officers, the Exchange Agent or Information Agent or any agent or other person makes any recommendation as to whether holders should tender the Notes for exchange pursuant to this Offer to Exchange.

Neither the Offer nor the Common Stock portion of the Offer Consideration has been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Offer to Exchange. Any representation to the contrary is unlawful and may be a criminal offense in the United States.

The Exchange Agent for the Offer is The Bank of New York Mellon and the Information Agent is D.F. King & Co., Inc.

December 23, 2009

i

SUMMARY OF THE OFFER

This summary highlights some of the information contained, or incorporated by reference, in this Offer to Exchange to help you understand the Offer. It does not contain all of the information that is important to you. You should carefully read this Offer to Exchange, including the information incorporated by reference into this Offer to Exchange, to understand fully the terms of the Offer, as well as the other considerations that may be important to you in making your investment decision. You should pay special attention to the “Risk Factors” beginning on page 17 and the section entitled “Cautionary Statement Regarding Forward—Looking Statements” on page 15.

Unless stated otherwise, the discussion in this Offer to Exchange of our business includes the business of The Dress Barn, Inc. and its subsidiaries. Unless otherwise indicated or the context otherwise requires, the terms “Dress Barn,” “the Company,” “we,” “us” and “our” refer to The Dress Barn, Inc. and its subsidiaries on a consolidated basis.

Offeror	The Dress Barn, Inc.
Securities Subject to the Offer	2.50% Convertible Senior Notes due 2024 of Dress Barn, of which approximately $112.5 million aggregate principal amount are outstanding as of December 22, 2009.
The Offer

We are offering to exchange any and all Notes held by all holders for the Offer Consideration of $1,040 in cash, plus accrued and unpaid interest to, but excluding, the Settlement Date, and a number of shares of our Common Stock equal to the Exchange Ratio for each Note validly tendered and exchanged, upon the terms and subject to the conditions set forth in this Offer to Exchange and the accompanying Letter of Transmittal.

The Exchange Ratio will be calculated on the Pricing Date as the quotient of:
• (i) 95.1430 shares of our Common Stock multiplied by the Weighted Average Price, minus (ii) $1,000, divided by
• the Weighted Average Price,
provided that in no event will the Exchange Ratio be less than zero. The Exchange Ratio will be rounded to the nearest fourth decimal place.

For purposes of these calculations, “Weighted Average Price” means the Daily VWAP of our Common Stock, for each trading day in the five consecutive trading day period ending on, and including, the Pricing Date. We refer to this five consecutive trading day period as the “Pricing Period.” The “Daily VWAP” shall equal the daily volume-weighted average price for our Common Stock on the NASDAQ Global Select Market in respect of the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading at the NASDAQ Global Select Market) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading at the NASDAQ Global Select Market), as displayed under the heading “Bloomberg VWAP” on Bloomberg Page DBRN.UQ <equity> AQR (or its equivalent successor page if such page is not available) or, if such volume-weighted average price is unavailable, the market price of one share of our Common Stock on such trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained by us for that purpose. The Weighted Average Price will be rounded to the nearest whole cent.

Holders may obtain information on the Daily VWAP with respect to our Common Stock and indicative Exchange Ratios throughout the Offer by calling the Information Agent at the toll-free number set forth on the back cover of this Offer to Exchange. In addition, on each business day during the Pricing Period, the Information Agent will provide callers with a representative Exchange Ratio with respect to this Offer to Exchange, calculated as if such Pricing Period ended on the preceding business day. See “Description of the Offer—Terms of the Offer” and “Description of the Offer—Exchange Ratio.”

Fractional Shares

Fractional shares will not be issued in this Offer to Exchange. If, under the terms of this Offer to Exchange, a tendering holder is entitled to receive a fractional share (calculated on an aggregate basis for each tendering holder), we will round down the aggregate number of shares such tendering holder is entitled to receive to the nearest whole number, and such tendering holder shall be entitled to receive an amount of cash equal to such fraction of a share multiplied by the Daily VWAP per share of our Common Stock on the Pricing Date.

Holders Eligible to Participate in the Offer	All holders of the Notes are eligible to participate in the Offer. See “Description of the Offer—Terms of the Offer.”
Market Value of the Notes

The Notes are not listed on any securities exchange. Certain of the Notes may be eligible for trading on the PORTAL Market of The NASDAQ Stock Market, Inc. We cannot provide you with any information regarding any trading market or market value for the Notes. We urge you to obtain current market price information for the Notes before deciding whether to participate in the Offer.

Common Stock Trading

Our Common Stock is listed on the NASDAQ Global Select Market under the symbol “DBRN.” On December 22, 2009, the last reported sales price of our Common Stock on the NASDAQ Global Select Market was $22.91 per share.

The Company will use commercially reasonable efforts to cause any Common Stock issued in the Offer to be listed on the NASDAQ Global Select Market upon any such issuance.
Expiration Date

The offer will expire at 12:00 midnight, New York City time, at the end of Friday, January 22, 2010, unless extended by us (such date and time, as the same may be extended, the “Expiration Date”). We, in our sole discretion, may extend the Expiration Date for the Offer for any purpose, including in order to permit the satisfaction or waiver of any or all conditions to the Offer.

See “Description of the Offer—Expiration Date” and “Description of the Offer—Extension, Termination or Amendment.”
Withdrawal

You may withdraw previously tendered Notes at any time before the Expiration Date. In addition, you may withdraw any tendered Notes if we have not accepted them for exchange within 40 business days from the commencement of the Offer on December 23, 2009.

Since the Exchange Ratio will be calculated and announced by us prior to 9:00 a.m., New York City time, on the Announcement Date, which we currently expect to be January 21, 2010, and the Offer will not expire earlier than 12:00 midnight, New York City time, at the end of Friday, January 22, 2010, you will have a minimum of two trading days after we announce the Exchange Ratio to tender your Notes or to withdraw your previously tendered Notes. See “The Description of the Offer—Exchange Ratio” and “The Description of the Offer—Withdrawal of Tenders.”

To withdraw previously tendered Notes, you are required to submit a notice of withdrawal to the Exchange Agent, in accordance with the procedures described herein and in the Letter of Transmittal. See “Description of the Offer—Withdrawal of Tenders.”

Settlement Date

The Settlement Date (expected to be January 27, 2009) of the Offer will be promptly following the Expiration Date. See “Description of the Offer—Acceptance of Notes for Exchange and Delivery of Offer Consideration.”

Purpose of the Offer

The purpose of the Offer is to reduce the amount of our outstanding debt and interest expense. Tendered Notes accepted by us for exchange pursuant to the Offer will be delivered to the trustee under the indenture relating to the Notes and will be retired and cancelled.

Conditions to the Offer	Consummation of the Offer is conditioned upon the satisfaction or waiver of certain conditions. See “Description of the Offer—Conditions to the Offer.”
Amendment and Termination

Dress Barn has the right to terminate or withdraw, in its sole discretion, the Offer at any time if the conditions to the Offer are not met by the Expiration Date. Dress Barn reserves the right, subject to applicable law, (i) to waive any and all of the conditions of the Offer on or prior to the Expiration Date and (ii) to amend the terms of the Offer. In the event that the Offer is terminated, withdrawn or otherwise not consummated on or prior to the Expiration Date, no consideration will be paid or become payable to holders who have properly tendered their Notes pursuant to the Offer. In any such event, the Notes previously tendered pursuant to the Offer will be promptly returned to the tendering holders. See “Description of the Offer—Extension, Termination or Amendment.”

How to Tender Notes	The outstanding Notes are represented by a global certificate registered in the name of DTC. As a result, all holders of Notes electing to tender their Notes must do so pursuant to DTC’s book entry procedures. If you wish to tender your Notes and your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that registered holder promptly and instruct him, her or it to tender your Notes on your behalf. If you are a DTC participant, you may electronically transmit your acceptance through ATOP. See “Description of the Offer—Procedures for Tendering Notes.” For further information on how to tender Notes, contact the Exchange Agent at the telephone number set forth on the back cover of this Offer to Exchange or consult your broker, dealer, custodian bank, depository trust company or other nominee through whom you hold Notes with questions and requests for assistance.
Risks of Failure to Tender

Notes not exchanged in the Offer will remain outstanding after the consummation of the Offer. If the Offer is consummated, the trading market, if any, for the remaining Notes may be less liquid and more sporadic, potentially resulting in a market price for the Notes that is lower or more volatile than that which had previously prevailed. For further description of the risks of failing to exchange your Notes, see “Risk Factors—Risks to Holders of Non-Tendered Notes.”

Risk Factors

Your decision to participate in the Offer, and to exchange the Notes for the Offer Consideration, including shares of our Common Stock, will involve risk. You should be aware of, and carefully consider, the risk factors set forth in “Risk Factors,” along with all of the other information provided or referred to in this Offer to Exchange and the documents incorporated by reference herein, before deciding whether to participate in the Offer and, through participation in the Offer, make an investment in our Common Stock.

Resale of Common Stock Received in the Offer

The Notes were not initially issued in an offering that was registered pursuant to the Securities Act. Dress Barn did file a registration statement with the SEC, which became effective, permitting each holder of Notes named in the prospectus forming a part of that registration statement to sell such holder’s Notes in a manner that purchasers of Notes sold pursuant to such prospectus would receive Notes that are freely tradable under U.S. securities laws (so long as such purchaser or holder is not affiliated with Dress Barn). The issuance of Common Stock upon exchange of the Notes is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Whether any shares of Common Stock received by a tendering holder of Notes in connection with the Offer are freely tradable under U.S. securities laws depends upon whether such Notes tendered for exchange were freely tradable or restricted securities. Common Stock received by a holder in exchange for a Note would have the same character under the Securities Act as Common Stock received by that holder upon conversion of that Note. If a holder receives shares of Common Stock in exchange for Notes that are not freely tradable, Rule 144 under, and Section 4(1), of the Securities Act may provide an exception from registration for sales of such shares by such holder. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act. See “Certain Securities Laws Considerations.”
Material United States Federal Income Tax Consequences

For a summary of the material U.S. federal income tax consequences of the Offer, see “Material U.S. Federal Income Tax Consequences.” You should consult your own tax advisor for a full understanding of the tax consequences of participating in the Offer.

Exchange Agent and Information Agent

The Bank of New York Mellon (“Exchange Agent”) is the Exchange Agent and D.F. King & Co., Inc. (“Information Agent”) is the Information Agent for the Offer. Their addresses and telephone numbers are listed on the back cover page of this Offer to Exchange. See “Exchange Agent and Information Agent.”

Expenses; Source of Funds

We will pay all of our fees and expenses in connection with the Offer. We intend to fund the cash portion of the Offer Consideration from cash on hand. A holder of Notes is responsible for paying all of its own fees and expenses, including the fees and expenses of such holder’s advisors. We will pay transfer taxes, if any, applicable to the exchange of Notes pursuant to the Offer, except as set forth in the Letter of Transmittal.

Further Information

If you have questions regarding the procedures for tendering your Notes pursuant to this Offer to Exchange or require assistance in tendering your Notes, please contact the Exchange Agent. If you would like additional copies of this Offer to Exchange, Dress Barn’s annual, quarterly, and current reports or other information that is incorporated by reference in this Offer to Exchange, please contact either the Information Agent or Dress Barn’s Investor Relations Department. The contact information for Dress Barn’s Investor Relations Department is set forth in the section of this Offer to Exchange entitled “Incorporation by Reference; Additional Information.” The contact information for the Information Agent and the Exchange Agent is set forth on the back cover of this Offer to Exchange. You may also contact your broker, dealer, custodian bank, depository trust company or other nominee through whom you hold Notes with questions and requests for assistance.

QUESTIONS AND ANSWERS ABOUT THE OFFER

These answers to questions that you may have as a holder of the Notes provide an overview of the material information regarding the Offer that is included elsewhere or incorporated by reference in this Offer to Exchange. To fully understand the Offer and the other considerations that may be important to your decision about whether to participate in the Offer, you should carefully read this Offer to Exchange in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this Offer to Exchange. For further information regarding Dress Barn, see the section of this Offer to Exchange entitled “Incorporation By Reference; Additional Information.”

Who is making the Offer?

The Dress Barn, Inc. is making the Offer.

What securities are the subject of the Offer?

Dress Barn is offering to exchange any and all of its 2.50% Convertible Senior Notes due 2024, of which approximately $112.5 million aggregate principal amount are outstanding as of December 22, 2009. For more information on the Notes, see “Description of Notes.”

What will I receive pursuant to the Offer if I validly tender Notes for exchange and they are accepted by Dress Barn?

A holder who validly tenders Notes that are not validly withdrawn and are accepted for exchange by Dress Barn pursuant to the Offer will receive for each such Note the Offer Consideration of $1,040 in cash, plus accrued and unpaid interest on such Note to, but excluding, the Settlement Date, and a number of shares of our Common Stock equal to the Exchange Ratio upon the terms and subject to the conditions set forth in this Offer to Exchange and the accompanying Letter of Transmittal.

The Exchange Ratio will be calculated on the Pricing Date as the quotient of:

•	(i) 95.1430 shares of our Common Stock multiplied by the Weighted Average Price, minus (ii) $1,000, divided by

•	the Weighted Average Price,

provided that in no event will the Exchange Ratio be less than zero. The Exchange Ratio will be rounded to the nearest fourth decimal place.

For purposes of these calculations, “Weighted Average Price” means the Daily VWAP of our Common Stock, for each trading day in the five consecutive trading day period ending on, and including, the Pricing Date. We refer to this five consecutive trading day period as the “Pricing Period”. The “Daily VWAP” shall equal the daily volume-weighted average price for our Common Stock on the NASDAQ Global Select Market in respect of the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading at the NASDAQ Global Select Market) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading at the NASDAQ Global Select Market), as displayed under the heading “Bloomberg VWAP” on Bloomberg Page DBRN.UQ <equity> AQR (or its equivalent successor page if such page is not available) or, if such volume-weighted average price is unavailable, the market price of one share of our Common Stock on such trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained by us for that purpose. The Weighted Average Price will be rounded to the nearest whole cent.

Holders may obtain information on the Daily VWAP with respect to our Common Stock and indicative Exchange Ratios throughout the Offer by calling the Information Agent at the toll-free number set forth on the back cover of this Offer to Exchange. In addition, on each business day during the Pricing Period, the Information Agent will provide callers with a representative Exchange Ratio with respect to this Offer to Exchange, calculated as if such Pricing Period ended on the preceding business day. See “Description of the Offer—Terms of the Offer” and “Description of the Offer—Exchange Ratio.”

Will fractional shares be issued in the Offer to Exchange?

Fractional shares will not be issued in this Offer to Exchange. If, under the terms of this Offer to Exchange, a tendering holder is entitled to receive a fractional share (calculated on an aggregate basis for each tendering holder), we will round down the aggregate number of shares such tendering holder is entitled to receive to the nearest whole number, and such tendering holder shall be entitled to receive an amount of cash equal to such fraction of a share multiplied by the Daily VWAP per share of our Common Stock on the Pricing Date.

When will I know the Exchange Ratio for the Exchange Offer?

We will calculate the Exchange Ratio on the Pricing Date and will announce the Exchange Ratio prior to 9:00 a.m., New York City time, on the next trading day (currently expected to be January 21, 2010, unless the Expiration Date is extended), which we refer to as the “Announcement Date.”

The press release announcing the Exchange Ratio will also be filed as an exhibit to an amendment to the Schedule TO that we have filed with the Securities and Exchange Commission relating to this Offer to Exchange. You may obtain indicative Exchange Ratios throughout the Offer by calling the Information Agent at the toll-free number set forth on the back cover of this Offer to Exchange. In addition, on each business day during the Pricing Period, the Information Agent will provide callers with a representative Exchange Ratio with respect to this Offer to Exchange, calculated as if such Pricing Period ended on the preceding business day. See “The Exchange Offer—Exchange Ratio.”

Will I have an opportunity to tender my Notes in the Offer to Exchange, or withdraw previously tendered Notes, after the determination of the Exchange Ratio?

Yes. Since the Exchange Ratio will be calculated and announced by us prior to 9:00 a.m., New York City time, on the Announcement Date, which we currently expect to be January 21, 2010, and the Exchange Offer will not expire earlier than 12:00 midnight, New York City time, at the end of Friday, January 22, 2010, you will have a minimum of two trading days after we announce the Exchange Ratio to tender your Notes in the Offer to Exchange or to withdraw your previously tendered Notes. See “Description of the Offer—Exchange Ratio” and “Description of the Offer—Withdrawal of Tenders.”

Why is Dress Barn making the Offer?

The purpose of the Offer is to reduce the amount of our outstanding debt and interest expense. Tendered Notes accepted by us for exchange pursuant to the Offer will be delivered to the trustee under the indenture relating to the Notes and will be retired and cancelled.

Do I have a choice in whether to exchange my Notes?

Yes. Holders of Notes are not required to exchange their Notes pursuant to the Offer. All rights and obligations under the indenture pursuant to which Notes were issued will continue with respect to those Notes that remain outstanding after the Expiration Date. For example, payments of interest on such Notes will continue at the same rate and on the same schedule, and such Notes will continue to be convertible into shares of Common Stock upon the same terms, as prior to the Offer.

May I tender only a portion of the Notes that I hold?

Yes. You do not have to tender all of your Notes to participate in the Offer. You may choose to tender in the Offer all or any portion of the Notes that you hold.

Is Dress Barn making a recommendation regarding whether I should tender my Notes pursuant to the Offer?

No. None of Dress Barn, Dress Barn’s Board of Directors or executive officers, the Exchange Agent or Information Agent or any agent or other person makes any recommendation as to whether holders should tender the Notes for exchange pursuant to the Offer. Accordingly, you must make your own determination as to whether to tender your Notes in the Offer and, if so, the principal amount of Notes to tender. Before making your decision, we urge you to carefully read this Offer to Exchange in its entirety, including the information set forth in the section of this Offer to Exchange entitled “Risk Factors,” and the other documents incorporated by reference herein. We also urge you to consult your financial and tax advisors in making your own decisions as to what action, if any, to take in light of your own particular circumstances.

How does the Offer Consideration that I will receive if I validly tender Notes in the Offer compare to the amount of Common Stock that I would otherwise receive upon conversion of my Notes?

You have the option, subject to certain qualifications and the satisfaction of certain conditions and during the periods described under “Description of the Notes—Conversion Rights”, to convert your Notes into cash and shares, if any, of our Common Stock at a conversion rate of 95.1430 shares of Common Stock per $1,000 principal amount of Notes. This is equivalent to a conversion price of approximately $10.51 per share of Common Stock. The conversion rate is subject to adjustment if certain events occur. A holder who validly tenders Notes that are not validly withdrawn and are accepted for exchange by us will receive, for each validly tendered and accepted Note, a number of shares of Common Stock equal to the Exchange Ratio, as well as $1,040 in cash, plus accrued and unpaid interest on such Note to, but excluding, the Settlement Date. The Exchange Ratio will equal the quotient of: (a) (i) 95.1430 shares of our Common Stock multiplied by the Weighted Average Price, minus (ii) $1,000, divided by (b) the Weighted Average Price, provided that in no event will the Exchange Ratio be less than zero. See “Description of the Offer—Exchange Ratio” and “Description of the Notes—Conversion Rights.”

Will I continue to receive interest payments on exchanged Notes?

No. No additional payments of interest will be made with respect to any Notes that are validly tendered and not validly withdrawn and are accepted by us.

Which holders are eligible to participate in the Offer?

All holders of the Notes are eligible to participate in the Offer. See “Description of the Offer—Terms of the Offer.”

What is the current market value of the Notes?

The Notes are not listed on any securities exchange. Certain of the Notes may be eligible for trading on the PORTAL Market of The NASDAQ Stock Market, Inc. We cannot provide you with any information regarding any trading market or market value for the Notes. We urge you to obtain current market price information for the Notes before deciding whether to participate in the Offer.

What is the current market value of the Common Stock?

Our Common Stock is listed on the NASDAQ Global Select Market under the symbol “DBRN.” On December 22, 2009, the last reported sales price of our Common Stock on the NASDAQ Global Select Market was $22.91 per share. You should inform yourself regarding the market value of our Common Stock since December 22, 2009.

When does the Offer expire and how long do I have to decide?

The offer will expire at 12:00 midnight, New York City time, at the end of Friday, January 22, 2010, unless extended by us (such date and time, as the same may be extended, the “Expiration Date”). We, in our sole discretion, may extend the Expiration Date for the Offer for any purpose, including in order to permit the satisfaction or waiver of any or all conditions to the Offer. See “Description of the Offer—Expiration Date” and “Description of the Offer—Extension, Termination or Amendment.”

Under what circumstances may I withdraw previously tendered Notes?

You may withdraw previously tendered Notes at any time before the Expiration Date. In addition, you may withdraw any Notes that you tender that are not accepted by us for exchange within 40 business days from the commencement of the Offer on December 23, 2009. To withdraw previously tendered Notes, you are required to submit a notice of withdrawal to the Exchange Agent, in accordance with the procedures described herein and in the Letter of Transmittal. See “Description of the Offer—Withdrawal of Tenders.”

When will I receive my cash and shares of Common Stock if I participate in the Offer?

You will receive your cash and shares of Common Stock on the Settlement Date, which is expected to be January 27, 2010. See “Description of the Offer—Acceptance of Notes for Exchange and Delivery of Offer Consideration.”

Who will pay the fees and expenses in connection with the Offer? How will Dress Barn fund the Offer?

We will pay all of our fees and expenses in connection with the Offer. We intend to fund the cash portion of the Offer Consideration from cash on hand. A holder of Notes is responsible for paying all of its own fees and expenses, including the fees and expenses of such holder’s advisors. We will pay transfer taxes, if any, applicable to the exchange of Notes pursuant to the Offer, except as set forth in the Letter of Transmittal.

What are the conditions to the Offer?

Consummation of the Offer is conditioned upon the satisfaction or waiver of the conditions described in the section of this Offer to Exchange entitled “Description of the Offer—Conditions to the Offer.” Dress Barn may waive the conditions of the Offer. If any condition is not satisfied or waived, Dress Barn may, in its sole discretion, terminate the Offer. See “Description of the Offer—Conditions to the Offer.”

Under what circumstance may the Offer be amended or terminated?

Dress Barn has the right to terminate or withdraw, in its sole discretion, the Offer at any time if the conditions to the Offer are not met by the Expiration Date. Dress Barn reserves the right, subject to applicable law, (i) to waive any and all of the conditions of the Offer on or prior to the Expiration Date and (ii) to amend the terms of the Offer. In the event that the Offer is terminated, withdrawn or otherwise not consummated on or prior to the Expiration Date, no consideration will be paid or become payable to holders who have properly tendered their Notes pursuant to the Offer. In any such event, the Notes previously tendered pursuant to the Offer will be promptly returned to the tendering holders. See “Description of the Offer—Extension, Termination or Amendment.”

How do I tender my Notes in response to the Offer?

The outstanding Notes are represented by a global certificate registered in the name of DTC. As a result, all holders of Notes electing to tender their Notes must do so pursuant to DTC’s book entry procedures. If you wish to tender your Notes and your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that registered holder promptly and instruct him, her or it to tender your Notes on your behalf. If you are a DTC participant, you may electronically transmit your acceptance through ATOP. See “Description of the Offer—Procedures for Tendering Notes.” For further information on how to tender Notes, contact the Exchange Agent at the telephone number set forth on the back cover of this Offer to Exchange or consult your broker, dealer, custodian bank, depository trust company or other nominee through whom you hold Notes with questions and requests for assistance.

What risks should I consider in deciding whether or not to tender my Notes?

Your decision to participate in the Offer, and to exchange the Notes for the Offer Consideration, including shares of our Common Stock, will involve risk. You should be aware of, and carefully consider the risk factors set forth in “Risk Factors,” along with all of the other information provided or referred to in this Offer to Exchange and the documents incorporated by reference herein, before deciding whether to participate in the Offer and, through participation in the Offer, make an investment in our Common Stock.

Notes not exchanged in the Offer will remain outstanding after the consummation of the Offer. If the Offer is consummated, the trading market, if any, for the remaining Notes may be less liquid and more sporadic, potentially resulting in a market price for the Notes that is lower or more volatile than that which had previously prevailed. For further description of the risks of failing to exchange your Notes, see “Risk Factors—Risks to Holders of Non-Tendered Notes.”

What are the restrictions on resale of Common Stock received in the Offer?

The Notes were not initially issued in an offering that was registered pursuant to the Securities Act. Dress Barn did file a registration statement with the SEC, which became effective, permitting each holder of Notes named in the prospectus forming a part of that registration statement to sell such holder’s Notes in a manner that purchasers of Notes sold pursuant to such prospectus would receive Notes that are freely tradable under U.S. securities laws (so long as such purchaser or holder is not affiliated with Dress Barn). The issuance of Common Stock upon exchange of the Notes is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Whether any shares of Common Stock received by a tendering holder of Notes in connection with the Offer are freely tradable under U.S. securities laws depends upon whether such Notes tendered for exchange were freely tradable or restricted securities. Common Stock received by a holder in exchange for a Note would have the same character under the Securities Act as Common Stock received by that holder upon conversion of that Note. If a holder receives shares of Common Stock in exchange for Notes that are not freely tradable, Rule 144 under, and Section 4(1) of, the Securities Act may provide an exception from registration for sales of such shares by such holder. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act. See “Certain Securities Laws Considerations.”

What are the material U.S. federal income tax consequences of my participating in the Offer?

For a summary of the material U.S. federal income tax consequences of participating in the Offer, see “Material U.S. Federal Income Tax Consequences.” You should consult your own tax advisor for a full understanding of the tax consequences of participating in the Offer.

Who are the Information Agent and Exchange Agent and how may I contact them?

The Bank of New York Mellon is the Exchange Agent and D.F. King & Co., Inc. is the Information Agent for the Offer. Their addresses and telephone numbers are listed on the back cover page of this Offer to Exchange. See “Exchange Agent and Information Agent.”

To whom may I direct questions regarding the Offer?

If you have questions regarding the procedures for tendering your Notes pursuant to this Offer to Exchange or require assistance in tendering your Notes, please contact the Exchange Agent. If you would like additional copies of this Offer to Exchange, Dress Barn’s annual, quarterly, and current reports or other information that is incorporated by reference in this Offer to Exchange, please contact either the Information Agent or Dress Barn’s Investor Relations Department. The contact information for Dress Barn’s Investor Relations Department is set forth in the section of this Offer to Exchange entitled “Incorporation by Reference; Additional Information.” The contact information for the Information Agent and the Exchange Agent is set forth on the back cover of this Offer to Exchange. You may also contact your broker, dealer, custodian bank, depository trust company or other nominee through whom you hold your Notes with questions and requests for assistance.

NOTICE TO INVESTORS

We are making the Offer to holders of Notes in reliance upon the exemption from the registration requirements of the Securities Act under Section 3(a)(9) of the Securities Act. We will not pay or give, directly or indirectly, any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Notes. Our officers, directors and employees may solicit tenders from holders of our Notes and will answer inquiries concerning the Notes, but they will not be paid or given, directly or indirectly, additional compensation for soliciting tenders or answering any such inquiries.

NONE OF DRESS BARN, DRESS BARN’S BOARD OF DIRECTORS OR EXECUTIVE OFFICERS, THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS OF NOTES SHOULD EXCHANGE NOTES FOR THE OFFER CONSIDERATION IN THE OFFER.

You should rely only on the information contained or incorporated by reference in this Offer to Exchange. The information contained in this Offer to Exchange is as of the date of this Offer to Exchange only and is subject to change, completion or amendment without notice. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this Offer to Exchange, including any information incorporated herein by reference, is accurate as of any date other than the date of this Offer to Exchange or the date of any such information incorporated herein by reference. Neither the delivery of this Offer to Exchange at any time, nor the Offer, exchange, sale or delivery of any security shall, under any circumstances, create any implication that there has been no change in the information contained or incorporated by reference in this Offer to Exchange or in our affairs since the date of this Offer to Exchange.

Pursuant to Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Dress Barn has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including exhibits and any amendments and supplements thereto, may be examined and copies may be obtained, at the same places and in the same manner as is set forth in “Incorporation by Reference; Additional Information.”

Neither the Offer nor the Common Stock portion of the Offer Consideration have been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Offer to Exchange. Any representation to the contrary is unlawful and may be a criminal offense in the United States.

We are not aware of any jurisdiction in the United States in which the making of the Offer is not in compliance with applicable law. If we become aware of any such jurisdiction in the United States in which the making of the Offer would not be in compliance with applicable law, we will make a reasonable good faith effort to comply with any such law. If, after such reasonable good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders of Notes in connection with the Offer be accepted from or on behalf of) the holders of Notes residing in such jurisdiction.

This Offer to Exchange does not constitute an offer to participate in the Offer to any person in any jurisdiction where it is unlawful to make such an offer. The offer is being made on the basis of this Offer to Exchange and is subject to the terms described herein. Holders should not construe anything in this Offer to Exchange as legal, business or tax advice. Each holder should consult its advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the Offer under applicable legal investment or similar laws or regulations.

Each holder must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the Offer or possesses or distributes this Offer to Exchange and must obtain any consent, approval or permission required by it for participation in the Offer under the laws and regulations in force in any jurisdiction to which it is subject, and neither we nor any of our respective representatives shall have any responsibility therefor.

We reserve the right, in our sole discretion and subject to applicable laws, to amend, modify or, if the conditions described in this Offer to Exchange are not met, withdraw the Offer at any time and to reject any tender, in whole or in part.

This Offer to Exchange contains summaries with respect to certain documents, but reference is made to the actual documents for complete information. All of those summaries are qualified in their entirety by this reference. Copies of documents referred to herein will be made available to holders upon request to Dress Barn.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT, 1955, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421- B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

OUR BUSINESS

We operate women’s apparel specialty stores, principally under the names “dressbarn,” “dressbarn woman” and “maurices.” Since our retail business began in 1962, we have established, marketed and expanded our brands as a source of fashion and value. We offer a lifestyle-oriented, stylish, value- priced assortment of career and casual fashions tailored to our customers’ needs. On November 25, 2009, we completed our merger with Tween Brands, Inc. (“Tween Brands”). Tween Brands is the operator of Justice, a specialty retailing brand that targets girls who are ages 7 to 14 (“tweens”). Tween Brands was established in 1987 and, prior to its August 1999 spin-off, was a wholly owned subsidiary of Limited Brands, Inc., or Limited Brands, formerly The Limited, Inc.

As of December 22, 2009, the Company operated 837 dressbarn stores in 47 states, 741 maurices stores in 44 states and 906 Justice stores in 45 states and Puerto Rico. Justice also has 37 international franchise stores located in the following countries: Saudi Arabia; the United Arab Emirates; Kuwait; Qatar; Bahrain; Jordan; and Russia.

The dressbarn stores are typically operated as Combo stores, offering both dressbarn and larger-sized dressbarn woman merchandise. We also operate stand-alone dressbarn and dressbarn woman stores in certain markets. The dressbarn brands cater to 35- to 55-year-old women, sizes 4 to 24. The dressbarn stores offer in-season, moderate to better quality career and casual fashion at value prices, and are located primarily in convenient strip shopping centers in major trading and high-density markets and surrounding suburban areas. Our centrally managed merchandise selection is changed and augmented frequently to keep our merchandise presentation fresh and exciting. Carefully edited, coordinated merchandise is featured in a comfortable, easy-to-shop environment, staffed by friendly, service-oriented salespeople.

Our maurices stores cater to the apparel and accessory needs of 17- to 34-year-old women and are typically located in small markets with populations of approximately 25,000 to 150,000. The maurices stores offer moderately priced, up-to-date fashions, sizes 4 to 24, designed to appeal to a younger female customer than the dressbarn brands. The maurices merchandise is primarily sold under two brands, maurices and Studio Y. The maurices brand encompasses women’s casual clothing, career wear and accessories. Studio Y represents women’s dressy apparel. The maurices stores are typically located near large discount and department stores to capitalize on the traffic those retailers generate. We seek to differentiate maurices from those retailers by offering a wider selection of style, color and current fashion and by the shopping experience we offer, which emphasizes a visually stimulating environment with a helpful staff.

Our Justice stores cater to the apparel and accessory needs of young girls, ages 7 to 14, as its target customer group. Limited Too was Tween Brands’ original brand consisting of high-quality apparel, accessories, footwear, lifestyle, licensed electronics and girlcare products for fashion-aware, trend- setting tween girls. Beginning February 1, 2009, Justice became Tween Brands’ primary specialty retail store brand offering fashionable sportswear, key accessories and lifestyle items for tween girls. Justice celebrates tween girls at a more value-conscious price point and contains a large proportion of basic items, as well as the latest fashions for our girl. In August 2008, Tween Brands announced plans to convert all Limited Too stores across the country to its more value-oriented Justice brand, which conversion has been completed this year.

All of our stores are directly managed and operated by us. Virtually all of our stores are open seven days a week and most evenings. We utilize creative incentive programs and comprehensive training programs in an effort to ensure that our customers receive friendly and helpful service.

Since the acquisition of maurices in 2005, we have sought appropriate opportunities to generate synergies through leveraging certain centralized functions, such as taxes, purchasing, lease administration, imports and loss prevention. We believe our synergies will improve the performance of Justice, dressbarn and maurices in the future.

We are a Connecticut corporation. Our headquarters are located at 30 Dunnigan Drive, Suffern, New York 10901, and the telephone number at this location is (845) 369-4500. Information about the Company is available on our website at www.dressbarn.com. The contents of our websites are not incorporated by reference herein and are not deemed to be part of this Offer to Exchange.

PURPOSE OF THE OFFER

The purpose of the Offer is to reduce the amount of our outstanding debt and interest expense. Tendered Notes accepted by us for exchange will be delivered to the trustee under the indenture relating to the Notes and will be retired and cancelled.

USE OF SECURITIES ACQUIRED

The Notes exchanged in connection with the Offer will be retired and cancelled. Dress Barn will not receive any cash proceeds from the Offer.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Exchange contains or incorporates by reference documents containing forward-looking statements regarding future events and the future results of the Company that are based on management’s current expectations, estimates, projections, and assumptions about the Company’s business. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “sees,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors including, but not limited to, those discussed in “Risk Factors” in this Offer to Exchange, the risk factors described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended July 25, 2009 and any risk factors discussed from time to time in the Company’s other SEC filings and reports. In addition, such statements could be affected by general industry and market conditions. Such forward- looking statements speak only as of the date of this Offer to Exchange or, in the case of any document incorporated by reference, the date of that document, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this Offer to Exchange. If we update or correct one or more forward-looking statements, you should not conclude that we will make additional updates or corrections with respect to other forward-looking statements.

INCORPORATION BY REFERENCE; ADDITIONAL INFORMATION

We are “incorporating by reference” certain information we file with the SEC into this Offer to Exchange, which means that we may disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this Offer to Exchange. We incorporate by reference into this Offer to Exchange the documents listed below, which were filed with the SEC, and such documents form an integral part of this Offer to Exchange. If we file any additional documents with the SEC during the Offer period that we believe should be incorporated into this Offer to Exchange by reference, we will amend the Schedule TO filed in connection with the Offer accordingly, and such additional documents will thereby be incorporated by reference herein.

•	Annual Report on Form 10-K for the fiscal year ended July 25, 2009;

•	Quarterly Report on Form 10-Q for the quarterly period ended October 24, 2009;

•	Current Reports on Form 8-K filed on September 25, 2009, October 26, 2009, November 19, 2009, November 20, 2009, November 30, 2009, December 14, 2009 and December 16, 2009; and

•	Prospectus filed pursuant to Rule 424(b)(3) of the Securities Act, filed on October 26, 2009.

Any statement contained in this Offer to Exchange or in a document (or part thereof) incorporated by reference in this Offer to Exchange shall be considered to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained in this Offer to Exchange or in any other subsequently filed document (or part thereof) that is incorporated by reference in this Offer to Exchange modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this Offer to Exchange.

Copies of each of the documents incorporated by reference into this Offer to Exchange (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) may be obtained at no cost by contacting the Information Agent, or Dress Barn at the following addresses and telephone numbers:

D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Banks and Brokers Call Collect: (212) 269-5550 All Others Call Toll Free: (800) 487-4870	The Dress Barn, Inc. 30 Dunnigan Drive Suffern, New York 10901 Attention: Investor Relations (845) 369-4600

Dress Barn is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and information statements and other information with the SEC. You may read and copy any document Dress Barn files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the same documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website at www.sec.gov for further information on the public reference room. Dress Barn’s filings are also electronically available from the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym “EDGAR,” and which may be accessed at www.sec.gov, as well as from commercial document retrieval services.

RISK FACTORS

Your decision whether to participate in the Offer, and to exchange the Notes for the Offer Consideration will involve risk. You should be aware of, and carefully consider, the following risk factors, along with all of the other information provided or referred to in this Offer to Exchange and the documents incorporated by reference herein, before deciding whether to participate in the Offer.

Risks To Holders of Non-Tendered Notes

The following risks specifically apply to the extent a holder of Notes elects not to participate in the Offer. Whether or not you elect to tender your Notes, you should also review the risks attendant to being an investor in our equity and debt securities that are described below under “—Risks Related to Our Business.”

There will be less liquidity in the market for non-tendered Notes, and the market prices for non-tendered Notes may therefore decline.

If the Offer is consummated, the aggregate principal amount of outstanding Notes will be reduced, perhaps substantially, which would likely adversely affect the liquidity of non-tendered Notes. An issue of securities with a small aggregate principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for Notes that are not validly tendered in the Offer or are validly withdrawn may be adversely affected. The reduced float also may tend to make the trading prices of Notes that are not exchanged more volatile than those which had previously prevailed.

The trading price for the Notes that remain outstanding after the Offer will be affected by the trading price of our Common Stock.

Because the Notes are convertible into shares of our Common Stock, the trading price of the Notes is directly affected by factors affecting the trading price of our Common Stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of our Common Stock or whether interest rates will rise or fall or whether our credit ratings will improve or decline in the future. The trading price of our Common Stock will be influenced by several factors, many of which are out of our control, including those described in this Offer to Exchange below under “—Risks Related to Our Business.”

Risks To Holders of Common Stock Issued in The Offer

The following risks specifically apply only to holders of Common Stock issued in the Offer and should be considered, along with the other risk factors, by holders of the Notes. Whether or not you elect to tender your Notes, you should also review the risks attendant to being an investor in equity and debt securities that are described below under “—Risks Related to Our Business.”

The Offer Consideration does not reflect any independent valuation of the Notes or the Common Stock.

We have not obtained or requested, and do not intend to obtain or request, a valuation or fairness opinion from any banking or other firm as to the value or fairness of the Offer Consideration or the relative values of Notes and Offer Consideration. If you tender your Notes, you may or may not receive more than or as much value as if you choose to keep them.

By tendering Notes, you will lose the rights associated with those Notes.

If you validly tender and do not validly withdraw Notes in the Offer and we accept them for exchange, you will lose your rights as a holder of Notes, which are described in the sections of this Offer to Exchange entitled “Comparison of Rights of Holders of Notes and Holders of Common Stock” and “Description of Notes,” with respect to those Notes. For example, you will lose the right to receive interest at the annual rate of 2.50% of the principal amount with respect to the Notes you tender.

The Offer may not be consummated.

We will not be obligated to complete the Offer under certain circumstances. If, in our sole discretion, any of the conditions to the Offer is not satisfied, we will not be obligated to accept any Notes tendered in the Offer. See “Description of the Offer—Conditions to the Offer” for a list of the conditions to the consummation of the Offer.

A holder of Notes participating in the Offer will become subject to all of the risks, uncertainties, and volatility faced by holders of the Common Stock, which may be different from or greater than those associated with holding the Notes.

A holder of Notes participating in the Offer will become subject to all of the risks and uncertainties associated with ownership of our Common Stock. The market price of our Common Stock can be subject to significant fluctuations due to a variety of factors, including those related to our business discussed below under “—Risks Related to Our Business.” These risks may be different from or greater than those associated with holding the Notes. A holder exchanging Notes for Common Stock will forego the right to receive future interest payments on the Notes and to receive priority over the equity holders of Dress Barn in the event that we become subject to a bankruptcy or similar proceeding. As such, a holder of Notes participating in the exchange may have greater exposure to the risks and uncertainties facing the Company generally. See “—Risks Related to Our Business.”

The price of Common Stock may fluctuate significantly, which may make it difficult for a holder of Notes participating in the Offer to sell the Common Stock when the holder wants or at prices the holder finds attractive.

The closing price of Common Stock fluctuated from a high of $19.32 per share to a low of $9.35 per share in fiscal 2008, and from a high of $17.93 per share to a low of $6.16 per share in the fiscal year ended July 25, 2009. The price of our Common Stock may not remain at or exceed current levels.

As discussed above and in “—Risks Related to Our Business,” recent and future economic conditions, including turmoil in the financial and credit markets, may adversely affect Dress Barn’s business and the market price of our Common Stock. In particular, recent economic conditions may adversely affect Dress Barn’s business, including the potential impact on the apparel industry, its customers, financing and other contractual arrangements. In addition, conditions may remain depressed in the future or may be subject to further deterioration. Recent or future developments in the U.S. and global economies may lead to increased unemployment or a reduction in consumer spending overall, either of which could have an adverse impact on Dress Barn’s operations.

Tight credit markets and recent or future turmoil in the financial markets could also make it more difficult for Dress Barn to refinance its existing indebtedness (if necessary), to enter into agreements for new indebtedness or to obtain funding through the issuance of its securities. Worsening economic conditions could also result in difficulties for financial institutions (including bank failures) and other parties that Dress Barn may do business with, which could potentially impair its ability to access financing under existing arrangements or to otherwise recover amounts as they become due under its other contractual arrangements.

In addition to the general economic global conditions, the price of our Common Stock may be impacted by other key factors, including:

1. government regulation;

•	new accounting pronouncements or regulatory rulings;

•	health care legislation;

•	fluctuations in Dress Barn’s operating results;

•	the outcome of litigation incidental to Dress Barn’s business; and

2. competition.

The Common Stock is an equity security and is subordinate to our existing and future indebtedness.

The shares of Common Stock are equity interests. This means the shares of Common Stock will rank junior to any preferred stock that we may issue in the future, to our indebtedness and to all creditor claims and other non-equity claims against us and our assets available to satisfy claims on us, including claims in a bankruptcy or similar proceeding. Our existing and future indebtedness may restrict payment of dividends on the Common Stock.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of Common Stock, (i) dividends are payable only when and if declared by our Board of Directors or a duly authorized committee of the Board and (ii) as a corporation, we are restricted from making dividend payments and redemption payments out of legally available assets. Dress Barn has never paid a dividend on its Common Stock and has no current intention to pay dividends in the future. Further, the Common Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to shareholders generally.

The market price of our Common Stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the NASDAQ Global Select Market.

The market price of our Common Stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the NASDAQ Global Select Market. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our Common Stock and (ii) sales of substantial amounts of our Common Stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our Common Stock.

We are not restricted from issuing additional Common Stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or preferred stock or any substantially similar securities. The market price of our Common Stock could decline as a result of sales of a large number of shares of Common Stock or similar securities in the market after consummation of the Offer or the perception that such sales could occur.

Risks Related To Our Business

A slowdown in the United States economy, an uncertain economic outlook and escalating energy costs may continue to affect consumer demand for our apparel and accessories.

Consumer spending habits, including spending for our apparel and accessories, are affected by, among other things, prevailing economic conditions, levels of employment, fuel prices, salaries, wage rates, the availability of consumer credit, consumer confidence and consumer perception of economic conditions. A general slowdown in the United States economy and an uncertain economic outlook may adversely affect consumer spending habits and customer traffic, which may result in lower net sales. A prolonged economic downturn could have a material adverse effect on our business, financial condition, and results of operations.

Our expansion into new services and technologies subjects us to additional business, legal, financial and competitive risks

We may have limited or no experience in our newer market segments, and our customers may not adopt our new service offerings, which include our new e-commerce service. This new offering may present new and difficult technology challenges, and we may be subject to claims if customers of these offerings experience service disruptions or failures or other quality issues. In addition, our gross profits in our newer activities may be lower than in our older activities, and we may not be successful enough in these newer activities to recoup our investments in them. If any of this was to occur, it could damage our reputation, limit our growth and negatively affect our operating results.

Government regulation of the Internet and e-commerce is evolving and unfavorable changes could harm our business

We are subject to general business regulations and laws, as well as regulations and laws specifically governing the Internet and e-commerce. Existing and future laws and regulations may impede the growth of our Internet or online services. These regulations and laws may cover taxation, privacy, data protection, pricing, content, copyrights, distribution, mobile communications, electronic contracts and other communications, consumer protection, the provision of online payment services, unencumbered Internet access to our services, the design and operation of websites, and the characteristics and quality of products and services. It is not clear how existing laws governing issues such as property ownership, libel and personal privacy apply to the Internet and e-commerce. Jurisdictions may regulate consumer-to-consumer online businesses, including certain aspects of our programs. Unfavorable regulations and laws could diminish the demand for our products and services and increase our cost of doing business.

Our business could suffer if we are unsuccessful in making, integrating and maintaining acquisitions and investments

We have acquired and invested in companies, and we may acquire or invest in or enter into joint ventures with additional companies. These transactions create risks, including our recent transaction with Tween Brands, such as:

•	disruption of our ongoing business, including loss of management focus on existing businesses;

•	problems retaining key personnel;

•	additional operating losses and expenses of the businesses we acquired or in which we invested;

•	the potential impairment of amounts capitalized as intangible assets and goodwill as part of the acquisition;

•	the difficulty of incorporating acquired technology and rights into our offerings and unanticipated expenses related to such integration;

•	the potential impairment of customer and other relationships of the company we acquired or in which we invested or our own customers as a result of any integration of operations;

•

the difficulty of integrating a new company’s accounting, financial reporting, management, information, human resource and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented;

•	the difficulty of implementing at companies we acquire - the controls, procedures and policies appropriate for a larger public company; and

•	potential unknown liabilities associated with a company we acquire or in which we invest.

Our business is dependent upon our ability to predict accurately fashion trends, customer preferences and other fashion-related factors.

Customer tastes and fashion trends are volatile and tend to change rapidly, particularly for women’s apparel. Our success depends in part upon our ability to anticipate and respond to changing merchandise trends and consumer preferences in a timely manner. Accordingly, any failure by us to anticipate, identify and respond to changing fashion trends could adversely affect consumer acceptance of the merchandise in our stores, which in turn could adversely affect our business and our image with our customers. If we miscalculate either the market for our merchandise or our customers’ tastes or purchasing habits, we may be required to sell a significant amount of unsold inventory at below average markups over cost, or below cost, which would have an adverse effect on our margins and results of operations.

We depend on strip shopping center and mall traffic and our ability to identify suitable store locations.

Our sales are dependent in part on a high volume of strip shopping center and mall traffic. Strip shopping center and mall traffic may be adversely affected by, among other things, economic downturns, the closing of anchor stores or changes in customer shopping preferences. A decline in the popularity of strip shopping center or mall shopping among our target customers could have a material adverse effect on customer traffic and reduce our sales and net earnings.

To take advantage of customer traffic and the shopping preferences of our customers, we need to maintain or acquire stores in desirable locations where competition for suitable store locations is intense.

We rely on foreign sources of production.

We purchase a significant portion of our apparel directly in foreign markets, including Asia, the Middle East and Africa, and indirectly through domestic vendors with foreign sources. We face a variety of risks generally associated with doing business in foreign markets and importing merchandise from abroad, including:

•	political instability;

•	increased security requirements applicable to imported goods;

•	imposition or increases of duties, taxes and other charges on imports;

•	imposition of quotas on imported merchandise;

•	imposition of quotas on imported merchandise;

•	delays in shipping; and

•	increased costs of transportation.

New initiatives may be proposed that may have an impact on the trading status of certain countries and may include retaliatory duties or other trade sanctions that, if enacted, could increase the cost of products purchased from suppliers in such countries or restrict the importation of products from such countries. The future performance of our business depends on foreign suppliers and may be adversely affected by the factors listed above, all of which are beyond our control. This may result in our inability to obtain sufficient quantities of merchandise or increase our cost, thereby negatively impacting sales, gross profit and net earnings.

We face challenges to grow our business and to manage our growth.

Our growth is dependent, in large part, upon our ability to successfully add new stores. In addition, on a routine basis, we close underperforming stores, which may result in write-offs. The success of our growth strategy depends upon a number of factors, including the identification of suitable markets and sites for new stores, negotiation of leases on acceptable terms, construction or renovation of sites in a timely manner at acceptable costs and maintenance of the productivity of our existing store base. We must be able to hire, train and retain competent managers and personnel and manage the systems and operational components of our growth. Our failure to open new stores on a timely basis, obtain acceptance in markets in which we currently have limited or no presence, attract qualified management and personnel or appropriately adjust operational systems and procedures would have an adverse effect on our growth prospects.

Our management information systems may fail and cause disruptions in our business.

We rely on our existing management information systems in operating and monitoring all major aspects of our business, including sales, warehousing, distribution, purchasing, inventory control, merchandise planning and replenishment, as well as various financial systems. Any disruption in the operation of our management information systems, or our failure to continue to upgrade, integrate or expend capital on such systems as our business expands, would have a material adverse effect on our business.

We utilize the Oracle Retail Merchandising System for both our dressbarn segment and our maurices segment. The purpose of the Oracle Retail Merchandising system is to expand our capability to identify and analyze sales trends and consumer data, and achieve planning and inventory management improvements.

Our business would be severely disrupted if our distribution centers were to shut down.

The distribution of our dressbarn products is centralized in one distribution center in Suffern, New York and the distribution of our maurices products is centralized in one distribution center in Des Moines, Iowa. The distribution of our Justice products is also centralized in one distribution center, which is located in Etna Township, Ohio. Most of the merchandise we purchase is shipped directly to our distribution centers, where it is prepared for shipment to the appropriate stores. If any of these distribution centers were to shut down or lose significant capacity for any reason, our operations would likely be seriously disrupted. As a result, we could incur significantly higher costs and longer lead times associated with distributing our products to our stores during the time it takes for us to reopen or replace either distribution center.

Our business could suffer as a result of a manufacturer’s inability to produce goods for us on time and to our specifications.

We do not own or operate any manufacturing facilities and therefore depend upon independent third parties for the manufacture of all of the goods that we sell. Both domestic and international manufacturers produce these goods. The inability of a manufacturer to ship orders in a timely manner or to meet our standards could have a material adverse impact on our business.

Our business could suffer if we need to replace manufacturers.

We compete with other companies for the production capacity of our manufacturers and import quota capacity. Many of our competitors have greater financial and other resources than we have and thus may have an advantage in the competition for production capacity. If we experience a significant increase in demand, or if an existing manufacturer of the goods that we sell must be replaced, we may have to increase purchases from our third-party manufacturers and we cannot guarantee we will be able to do so at all or on terms that are acceptable to us. This may negatively affect our sales and net earnings. We enter into a number of purchase order commitments each season specifying a time for delivery, method of payment, design and quality specifications and other standard industry provisions, but we do not have long-term contracts with any manufacturer. None of the manufacturers we use produces products for us exclusively.

Our business could suffer if one of the manufacturers of the goods that we sell fails to use acceptable labor practices.

We require manufacturers of the goods that we sell to operate in compliance with applicable laws and regulations. While our internal and vendor operating guidelines promote ethical business practices and our staff and our agents periodically visit and monitor the operations of our independent manufacturers, we do not control these manufacturers or their labor practices. The violation of labor or other laws by an independent manufacturer used by us, or the divergence of an independent manufacturer’s labor practices from those generally accepted as ethical in the United States, could interrupt, or otherwise disrupt the shipment of products to us or damage our reputation, which may result in a decrease in customer traffic to our stores and adversely affect our sales and net earnings.

Existing and increased competition in the women’s retail apparel industry may reduce our net revenues, profits and market share.

The women’s retail apparel industry is highly competitive. We compete primarily with department stores, off-price retailers, specialty stores, discount stores, mass merchandisers and Internet-based retailers, many of which have substantially greater financial, marketing and other resources than we have. Many department stores offer a broader selection of merchandise than we offer. In addition, many department stores continue to be promotional and reduce their selling prices, and in some cases are expanding into markets in which we have a significant market presence. As a result of this competition, including close-out sales and going-out-of-business sales by other women’s apparel retailers, we may experience pricing pressures, increased marketing expenditures and loss of market share, which could have a material adverse effect on our business, financial condition and results of operations.

We depend on key personnel in order to support our existing business and future expansion and may not be able to retain or replace these employees or recruit additional qualified personnel.

Our success and our ability to execute our business strategy depends largely on the efforts of our management. The loss of the services of one or more of our key personnel could have a material adverse effect on our business, as we may not be able to find suitable management personnel to replace departing executives on a timely basis. We do not have key man life insurance on our key personnel. We compete for experienced personnel with companies which have greater financial resources than we do. If we fail to attract, motivate and retain qualified personnel, it could harm our business and limit our ability to expand.

Our business may be affected by regulatory and litigation developments.

Various aspects of our operations are subject to federal, state or local laws, rules and regulations, any of which may change from time to time. Additionally, we are regularly involved in various litigation matters that arise in the ordinary course of our business.

Natural disasters, war and acts of terrorism on the United States or international economies may adversely impact our business.

A significant act of terrorism or a natural disaster event in the United States or elsewhere could have an adverse impact on the delivery of imports or domestic products to us, or by disrupting production of our goods or interfering with our distribution or information systems. Additionally, any of these events could result in higher costs of doing business, lower client traffic and reduced consumer confidence and spending resulting in a material adverse effect on our business, financial condition and results of operations.

The recent downturn in the financial markets could have an adverse effect on our ability to access our cash and investment securities.

We have significant amounts of cash and cash equivalents at financial institutions that are in excess of federally insured limits. With the current financial environment and the instability of financial institutions we cannot be assured that we will not experience losses on our deposits.

Funds associated with the auction rate securities held by us that we have traditionally held as short-term investments may not be liquid or readily available.

Our investment in securities currently consists partially of auction rate securities that are not currently liquid or readily available to convert to cash and, therefore, we have reclassified such auction rate securities as long-term investment securities. We do not believe that the current liquidity issues related to our auction rate securities will impact our ability to fund our ongoing business operations. However, if the global credit crisis persists or intensifies, it is possible that we will be required to further adjust the fair value of our auction rate securities. If we determine that the decline in the fair value of our auction rate securities is other-than-temporary, it would result in an impairment charge being recognized on the Consolidated Statement of Operations included in our Form 10-K for the fiscal year ended July 31, 2010, incorporated by reference herein, which could be material and which could adversely affect our financial results.

New accounting rules or regulations or changes in existing rules or regulations could adversely impact our reported results of operations.

Changes to existing accounting rules or the adoption of new rules could have an adverse effect on our reported results of operations. In May 2008, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 470-20 Debt with Conversion and Other Options (formerly FASB Staff Position (“FSP”) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion), which applies to any convertible debt instrument that may be settled in whole or in part with cash upon conversion, which would include our 2.5% Convertible Senior Notes. We adopted ASC 470-20 at the beginning of our fiscal year 2010, with retroactive application to financial statements for periods prior to the date of adoption.

Recent and future economic conditions, including turmoil in the financial and credit markets, may adversely affect our business.

Recent economic conditions may adversely affect our business, including the potential impact on the apparel industry, our customers, our financing and other contractual arrangements. In addition, conditions may remain depressed in the future or may be subject to further deterioration. Recent or future developments in the U.S. and global economies may lead to a reduction in consumer spending overall, which could have an adverse impact on sales of our products.

Tightening of the credit markets and recent or future turmoil in the financial markets could also make it more difficult for us to refinance our existing indebtedness (if necessary), to enter into agreements for new indebtedness or to obtain funding through the issuance of the Company’s securities. Worsening economic conditions could also result in difficulties for financial institutions (including bank failures) and other parties that we may do business with, which could potentially, impair our ability to access financing under existing arrangements or to otherwise recover amounts as they become due under our other contractual arrangements.

As described in Note 5 to our consolidated financial statements included in our Form 10-K for the fiscal year ended July 25, 2009, incorporated by reference herein, we have significant goodwill and other intangible assets related to our acquisition of maurices in January 2005. Current and future economic conditions may adversely impact maurices’ ability to attract new customers, retain existing customers, maintain sales volumes, and maintain margins. These events could materially reduce maurices’ profitability and cash flow which could, in turn, lead to an impairment of maurices’ goodwill. Furthermore, if customer attrition were to accelerate significantly, the value of maurices’ customer relationships, trade names and proprietary technology could be impaired or subject to accelerated amortization.

As described in Note 5 to our consolidated financial statements included in our Form 10-K for the fiscal year ended July 25, 2009, incorporated by reference in, we continuously evaluate the recoverability of our long-lived assets. As economic conditions change we perform tests to evaluate the profitability and cash flow of our individual stores. Based on these evaluations it may be determined that a store’s assets are impaired and, therefore, we would record an asset impairment charge.

Failure to comply with Section 404 of the Sarbanes-Oxley Act of 2002 could negatively impact our business, the price of our common stock and market confidence in our reported financial information.

We must continue to document, test, monitor and enhance our internal controls over financial reporting in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We cannot be assured that our disclosure controls and procedures and our internal controls over financial reporting required under Section 404 of the Sarbanes-Oxley Act will prove to be adequate in the future. Any failure to maintain the effectiveness of internal controls over financial reporting or to comply with the requirements of the Sarbanes-Oxley Act could have a material adverse impact on our business, our financial condition and the price of our common stock.

Risks Related to the Merger of Our Subsidiary and Tween Brands, Inc.

The merger of our subsidiary and Tween Brands, Inc. may present significant challenges.

The success of the merger will depend on our ability to manage both our operations and Tween Brands’ operations, to realize opportunities for revenue growth and, to some degree, to eliminate redundant and excess costs. Achieving the anticipated benefits of the merger may present a number of significant risks and considerations, including, but not limited to:

•	demands on management related to the increase in the size of the Company after the acquisition;

•	the diversion of management’s attention from the management of daily operations to the integration of operations;

•	expected cost savings not being achieved in full, or taking longer or requiring greater investment to achieve;

•	achieving transition and new store growth potential;

•	potential attrition of key employees following the consummation of the merger; and

•	difficulties in maintaining uniform standards and controls, including internal control over financial reporting, required by the Sarbanes-Oxley Act of 2002 and related procedures and policies.

•	Dress Barn may be unable to retain Tween Brands’ key employees, the loss of which could adversely affect Dress Barn.

PRICE RANGE OF COMMON STOCK AND DRESS BARN’S DIVIDEND POLICY

The Common Stock of The Dress Barn, Inc. is quoted on the NASDAQ Global Select Market under the symbol “DBRN.” The following table sets forth, for the quarters indicated, the high and low closing sales price for our Common Stock as reported on the NASDAQ Global Select Market, a segment of the NASDAQ Global Market.

	High	Low
2008 Fiscal Year
First Quarter	$19.32	$15.02
Second Quarter	16.55	9.35
Third Quarter	14.88	11.00
Fourth Quarter	16.28	12.31
2009 Fiscal Year
First Quarter	$17.93	$7.76
Second Quarter	11.40	6.16
Third Quarter	15.61	8.44
Fourth Quarter	16.81	13.09
2010 Fiscal Year
First Quarter	$20.01	$14.82
Second Quarter (through December 22)	23.07	17.85

On December 22, 2009, the last reported sales price of our Common Stock on the NASDAQ Global Select Market was $22.91 per share.

Dress Barn has never declared or paid any cash dividends on its common stock. Dress Barn currently intends to retain any future earnings and available cash to fund the growth of our business and does not expect to pay dividends in the foreseeable future. However, payment of dividends by Dress Barn is within the discretion of our board of directors. Payments of dividends by Dress Barn are limited by our senior secured revolving credit facility.

CAPITALIZATION

The following table is for illustrative purposes only, and the assumptions contained therein are not intended to indicate Dress Barn’s expectations as to the level of participation in the offer.

The following table sets forth as of October 24, 2009, on a consolidated basis:

•	the actual capitalization of Dress Barn;

•

the capitalization of Dress Barn on a pro forma basis to reflect (i) the repurchase of $2.5 million aggregate principal amount of Notes on December 21, 2009, and (ii) the consummation of the offer assuming the exchange of approximately $112.5 million aggregate principal amount of Notes outstanding as of December 22 2009 for approximately $117.0 million in cash (funded out of available cash) and approximately 5.8 million shares of Common Stock (with the Common Stock valued for purposes of this table at the closing price of the Common Stock on December 22, 2009 of $22.91).

This table should be read in conjunction with the “Selected Historical Consolidated Financial Data” elsewhere in this Offer to Exchange and Dress Barn’s audited and unaudited consolidated financial statements and related notes that are contained in our Annual Report on Form 10-K for the fiscal year ended July 25, 2009, and our Quarterly Reports on Form 10-Q for the quarter ended October 24, 2009, each of which is incorporated by reference into this Offer to Exchange.

	Actual October 24, 2009	Pro Forma October 24, 2009
	(in thousands, except for par value)
Debt:
Convertible Senior Notes	$102,654 *	$0
Long-term debt	25,708	25,708
Total debt	128,362	25,708
Shareholders’ equity:
Preferred stock, par value $0.05 per share: Authorized—100,000 shares, Issued and outstanding—none	—	—
Common stock, par value $0.05 per share: Authorized—165,000,000 shares; Issued and outstanding—60,904,560 and 60,237,797 shares, respectively	3,046	3,336
Additional paid-in capital	152,589	285,019
Retained earnings	515,439	363,142
Accumulated other comprehensive (loss)	(7,392)	(7,392)
Total The Dress Barn, Inc. Shareholders’ Equity	663,682	644,104
Noncontrolling Interest	(1,304)	(1,304)
Total shareholder’s equity	662,378	642,800
Total Capitalization	$534,016	$617,092

*

As of October 24, 2009, approximately $115.0 million aggregate principal amount of Notes were outstanding. On December 21, 2009, Dress Barn repurchased $2.5 million principal amount of Notes, with approximately $112.5 million aggregate principal amount of Notes outstanding as of December 22, 2009.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables sets forth selected historical financial information for Dress Barn on a consolidated basis that is derived from and should be read in conjunction with its: (i) unaudited financial statements as of and for the three months ended October 24, 2009 and October 25, 2008, which are incorporated by reference into this Offer to Exchange; (ii) audited financial statements for the fiscal years ended July 25, 2009, July 26, 2008, July 28, 2007, which are incorporated by reference into this Offer to Exchange; and (iii) audited financial statements for the fiscal years ended July 29, 2006 and July 30, 2005, which are not incorporated by reference into this Offer to Exchange. The historical financial information presented may not be indicative of our future performance. In addition, our results for the three months ended October 24, 2009 are not necessarily indicative of results to be expected for the entire 2010 fiscal year.

The selected historical financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended July 25, 2009 and in our Quarterly Report on Form 10- Q for the quarter ended October 24, 2009, and in conjunction with our financial statements and the corresponding notes, which are incorporated by reference in this Offer to Exchange.

	Thirteen Weeks Ended		Fiscal Year Ended (in thousands, except per share amounts)
	October 24, 2009	October 25, 2008	July 25, 2009	July 26, 2008	July 28, 2007	July 29, 2006	July 30, 2005
Consolidated Statements of Earnings Data:
Net sales	$404,089	$376,398	$1,494,236	$1,444,165	$1,426,607	$1,300,277	$1,000,264
Cost of sales, including occupancy and buying costs (excluding depreciation which is shown separately below)	240,292	229,198	918,350	885,927	842,192	773,631	621,656
Selling, general and administrative expenses	113,771	102,688	422,372	397,424	383,652	353,031	286,751
Depreciation and amortization	12,211	12,204	48,535	48,200	45,791	41,679	34,457
Litigation	—	—	—	—	—	—	(35,329)

Operating income	37,815	32,308	104,979	112,614	154,972	131,936	92,729
Interest income	715	2,002	5,394	7,817	7,051	2,656	1,735
Interest expense	(2,560)	(2,480)	(4,795)	(4,825)	(4,883)	(5,364)	(10,230)
Other income	547	453	1,062	512	1,382	1,526	1,526

Earnings before provision for income taxes	36,517	32,283	106,640	116,118	158,522	130,754	85,760
Provision for income taxes	14,845	12,557	36,952	42,030	57,340	51,800	33,200

Net earnings	$21,672	$19,726	$69,688	$74,088	$101,182	$78,954	$52,560

Earnings per share:
Basic	$0.36	$0.33	$1.16	$1.23	$1.63	$1.29	$0.88

Diluted	$0.33	$0.30	$1.11	$1.15	$1.45	$1.15	$0.86

Weighted average shares outstanding:
Basic	60,577	60,337	60,044	60,102	62,020	61,216	59,570

Diluted	66,503	64,901	62,990	64,467	70,022	68,728	61,158

	As of		As of
	October 24, 2009	October 25, 2008	July 25, 2009	July 26, 2008	July 28, 2007	July 29, 2006	July 30, 2005
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$283,571	$144,275	$240,763	$127,226	$67,133	$34,168	$42,434
Total assets	1,145,044	1,048,914	1,131,821	1,024,459	981,325	842,697	716,245
Total current liabilities	335,764	213,545	361,118	331,488	359,463	329,320	195,790
Total liabilities	482,666	476,876	505,741	468,377	471,924	433,550	403,117
Retained earnings	515,439	459,706	505,685	440,627	411,492	318,380	239,426
Total shareholders’ equity	$662,378	$572,038	$626,080	$556,082	$509,401	$409,147	$313,128

The book value per share of Common Stock as of October 24, 2009 (calculated as total shareholders’ equity divided by the number of (basic) shares of Common Stock outstanding on that date) was $10.88.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges for Dress Barn and its consolidated subsidiaries for the periods indicated. In calculating the ratio of earnings to fixed charges, earnings include pre-tax earnings from continuing operations plus fixed charges. Fixed charges are the sum of interest on indebtedness, amortization of debt discount and expense and the portion of net rental expense deemed representative of the interest component. Our ratio of earnings to fixed charges for each of the periods shown is as follows:

	Thirteen Weeks Ended		Fiscal Year Ended
	October 24, 2009	October 25, 2008	July 25, 2009	July 26, 2008
Ratio of Earnings to Fixed Charges	3.40	3.18	2.98	3.25

DESCRIPTION OF THE OFFER

Terms of the Offer

Upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Letter of Transmittal, we are offering to exchange each Note validly tendered and accepted for the Offer Consideration of $1,040 in cash, plus accrued and unpaid interest on such Note to, but excluding, the Settlement Date, and a number of shares of our Common Stock, which we refer to as the “Exchange Ratio.” The Exchange Ratio will be fixed by 4:30 p.m., New York City time, on the second trading day immediately preceding the Expiration Date, which we refer to as the “Pricing Date,” on the basis of the formula set forth below, and announced prior to 9:00 a.m., New York City time, on the next trading day (currently expected to be January 21, 2010, unless the Expiration Date is extended), which we refer to as the “Announcement Date.” The press release announcing the Exchange Ratio will also be filed as an exhibit to an amendment to the Schedule TO that we have filed with the Securities and Exchange Commission relating to this Offer to Exchange. Notes that are validly tendered, not validly withdrawn and accepted in the Offer will be retired and cancelled.

We are making the Offer to holders of Notes in reliance upon the exemption from the registration requirements of the Securities Act under Section 3(a)(9) of the Securities Act. We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Notes. Our officers, directors and employees may solicit tenders from holders of our Notes and will answer inquiries concerning the Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries. For a discussion regarding whether Common Stock received by a holder of Notes pursuant to the Offer would be freely tradable or a “restricted security” under U.S. securities laws, see “Certain Securities Laws Considerations.”

Holders of Notes may elect to tender or not tender their Notes in the Offer; holders do not have appraisal rights relating to the Offer. The Company will use commercially reasonable efforts to cause any Common Stock issued in the Offer to be listed on the NASDAQ Global Select Market upon any such issuance.

You must make your own decision whether to tender any Notes pursuant to this Offer to Exchange. None of Dress Barn, Dress Barn’s Board of Directors or executive officers, the Exchange Agent or Information Agent or any agent or other person makes any recommendation as to whether holders should tender the Notes for exchange pursuant to this Offer to Exchange.

Exchange Ratio

The Exchange Ratio will be calculated on the Pricing Date as the quotient of:

•	(i) 95.1430 shares of our Common Stock multiplied by the Weighted Average Price, minus (ii) $1,000, divided by

•	the Weighted Average Price,

provided that in no event will the Exchange Ratio be less than zero. The Exchange Ratio will be rounded to the nearest fourth decimal place.

For purposes of these calculations, “Weighted Average Price” means the Daily VWAP of our Common Stock, for each trading day in the five consecutive trading day period ending on, and including, the Pricing Date. We refer to this five consecutive trading day period as the “Pricing Period.” The “Daily VWAP” shall equal the daily volume-weighted average price for our Common Stock on the NASDAQ Global Select Market in respect of the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading at the NASDAQ Global Select Market) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading at the NASDAQ Global Select Market), as displayed under the heading “Bloomberg VWAP” on Bloomberg Page DBRN.UQ <equity> AQR (or its equivalent successor page if such page is not available) or, if such volume-weighted average price is unavailable, the market price of one share of our Common Stock on such trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained by us for that purpose. The Weighted Average Price will be rounded to the nearest whole cent.

Holders may obtain information on the Daily VWAP with respect to our Common Stock and indicative Exchange Ratios throughout the Offer by calling the Information Agent at the toll-free number set forth on the back cover of this Offer to Exchange. In addition, on each business day during the Pricing Period, the Information Agent will provide callers with a representative Exchange Ratio with respect to this Offer to Exchange, calculated as if such Pricing Period ended on the preceding business day.

For purposes of illustration, the table below indicates the Offer Consideration with respect to each Note based on the formula for the Exchange Ratio described above and assuming a range of Weighted Average Prices as indicated in the left-hand column. The actual Weighted Average Price may be higher or lower than the assumed Weighted Average Prices below. In no event will the actual Exchange Ratio be less than zero.

Assumed Weighted Average Price	Cash Component of Offer Consideration*	Share Component of Offer Consideration (i.e. the Exchange Ratio)
$18.00	$1,040	39.5874
$19.00	$1,040	42.5114
$20.00	$1,040	45.1430
$21.00	$1,040	47.5240
$22.00	$1,040	49.6885
$23.00	$1,040	51.6647
$24.00	$1,040	53.4763
$25.00	$1,040	55.1430
$26.00	$1,040	56.6815

*	Total cash consideration paid to tendering holders of Notes will also include accrued and unpaid interest on such Notes to, but excluding, the Settlement Date.

Fractional Shares

Fractional shares will not be issued in this Offer to Exchange. If, under the terms of this Offer to Exchange, a tendering holder is entitled to receive a fractional share (calculated on an aggregate basis for each tendering holder), we will round down the aggregate number of shares such tendering holder is entitled to receive to the nearest whole number, and such tendering holder shall be entitled to receive an amount of cash equal to such fraction of a share multiplied by the Daily VWAP per share of our Common Stock on the Pricing Date.

Expiration Date

For purposes of the Offer, the term “Expiration Date” means 12:00 midnight, New York City time, at the end of Friday, January 22, 2010, subject to our right to extend that time and date with respect to the Offer in our absolute discretion, in which case the Expiration Date means the latest time and date to which the Offer is extended. Any extension, amendment, waiver or change will not result in the reinstatement of any withdrawal rights if those rights had previously expired, except as provided below.

Extension, Termination or Amendment

We have the right to terminate or withdraw the Offer, in our sole discretion, if the conditions to the Offer are not met prior to the Expiration Date. We reserve the right, subject to applicable law, (i) to waive any and all of the conditions of the Offer on or prior to the Expiration Date and (ii) to amend the terms of the Offer.

Subject to the applicable regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to the Offer shall have occurred or shall have been determined by us to have occurred, to extend the period during which the Offer is open by giving oral (to be confirmed in writing) or written notice of such extension to the Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law at any time prior to 9:00 a.m. New York City time, on the first business day after the previously scheduled Expiration Date. During any extension of the Offer, all Notes previously tendered and not withdrawn will remain subject to the Offer and may, subject to the terms and conditions of the Offer, be accepted for exchange by us. See also “—Announcements.”

Any waiver, amendment or modification of the Offer will apply to all Notes tendered pursuant to the Offer. If we make a material change in the terms of the Offer or the information concerning the Offer, or waive a material condition of the Offer, we will promptly disseminate disclosure regarding the changes to the Offer and extend the Offer, if required by law, to ensure that the Offer remains open for a minimum of five business days from the date we disseminate disclosure regarding the changes.

If we make a change in the amount of Notes sought or the amount of consideration offered in the Offer, we will promptly disseminate disclosure regarding the changes and extend the Offer, if required by law, to ensure that the Offer remains open for a minimum of ten business days from the date we disseminate disclosure regarding the changes.

We may terminate or withdraw, in our sole discretion, the Offer at any time if any condition is not satisfied on or after the Expiration Date. In any such event, the Notes previously tendered pursuant to the Offer will be promptly returned to the tendering holders.

There can be no assurance that we will exercise our right to extend, terminate or amend the Offer. During any extension, and irrespective of any amendment to the Offer, all Notes previously tendered and not validly withdrawn will remain subject to the Offer and may be accepted thereafter for exchange by us, subject to compliance with applicable law. In addition, we may waive conditions without extending the Offer in accordance with applicable law.

Announcements

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that we deem appropriate.

Acceptance of Notes for Exchange and Delivery of Offer Consideration

On the Settlement Date, the Exchange Agent will tender to us the aggregate principal amount of Notes validly tendered for exchange in the Offer (and not validly withdrawn) whereupon we will deliver to the Exchange Agent for delivery to tendering holders of the Notes (i) the number of shares of Common Stock into which the Notes tendered are exchangeable in satisfaction of the shares of Common Stock the tendering holders are entitled to receive upon exchange of their Notes plus (ii) the aggregate cash portion of the Offer Consideration deliverable to tendering holders pursuant to the terms of the Offer.

We will issue the Common Stock and cause it to be delivered, upon the terms of the Offer and applicable laws, upon exchange of Notes validly tendered and not validly withdrawn in the Offer promptly after the Expiration Date and our acceptance of the validly tendered Notes. For purposes of the Offer, we will be deemed to have accepted for exchange validly tendered Notes or defectively tendered Notes with respect to which we have waived such defect, when, as and if we give written notice of such acceptance to the Exchange Agent.

The Exchange Agent will act as your agent for the purpose of receiving Common Stock from us and transmitting such Common Stock to you. Tendered Notes accepted in the Offer will be delivered to the trustee under the indenture relating to the Notes and will be retired and cancelled. Tendering holders will receive the Offer Consideration for the Notes accepted for exchange.

In all cases, issuance of shares of Common Stock for Notes accepted for exchange by us pursuant to the Offer will be made on the Settlement Date and will be credited by the Exchange Agent to the appropriate account at DTC, subject to receipt by the Exchange Agent of:

•	timely confirmation of a book-entry transfer of the Notes into the Exchange Agent’s account at DTC, pursuant to the procedures set forth in “—Procedures for Tendering Notes” below;

•	a properly transmitted Letter of Transmittal or an agent’s message in lieu thereof; and

•	any other documents required by the Letter of Transmittal.

If the conditions to the Offer are satisfied, or if we waive all of the conditions that have not been satisfied, we will accept tendered Notes at the Expiration Date and after we receive validly completed and duly executed Letters of Transmittal or agent’s messages (as defined in “—Procedures for Tendering Notes—Tendering of Notes Through DTC” below) with respect to any and all of the Notes validly tendered and not validly withdrawn for exchange at such time, by notifying the Exchange Agent of our acceptance. The notice may be oral if we promptly confirm it in writing.

We expressly reserve the right, in our sole discretion, to delay acceptance for exchange of Notes validly tendered and not validly withdrawn under the Offer (subject to Rule 14e-1(c) under the Exchange Act, which requires that we issue and pay the Offer Consideration or return the Notes deposited thereunder promptly after termination or withdrawal of the Offer), or to terminate the Offer and not accept for exchange any Notes not previously accepted, (i) if any of the conditions to the Offer shall not have been satisfied or validly waived by us, or (ii) in order to comply in whole or in part with any applicable law. In all cases, the Offer Consideration for Notes validly tendered and not validly withdrawn pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (1) timely confirmation of a book-entry transfer (a “book-entry confirmation”) of the Notes into the Exchange Agent’s account at DTC, (2) a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) or an agent’s message in lieu thereof and (3) any other documents required by the Letter of Transmittal.

If, for any reason whatsoever, acceptance for exchange of any Notes validly tendered and not validly withdrawn pursuant to the Offer is delayed (whether before or after our acceptance for exchange of the Notes) or we extend the Offer or are unable to accept for exchange the Notes validly tendered and not validly withdrawn pursuant to the Offer, then, without prejudice to our rights set forth herein, we may instruct the Exchange Agent to retain validly tendered Notes and those Notes may not be withdrawn, subject to the circumstances described in “—Withdrawal of Tenders” below.

We will pay or cause to be paid all transfer taxes with respect to the acceptance of any Notes unless the box titled “Special Payment or Issuance Instructions” or the box titled “Special Delivery Instructions” in the Letter of Transmittal has been completed, as described in the instructions thereto.

Under no circumstances will any interest be payable because of any delay in the transmission of funds to you with respect to accepted Notes or otherwise.

Market and Trading Information

The Notes are not listed on any securities exchange. Certain of the Notes may be eligible for trading on the PORTAL Market of The NASDAQ Stock Market, Inc. We cannot provide you with any information regarding any trading market or market value for the Notes. We urge you to obtain current market price information for the Notes before deciding whether to participate in the Offer.

See also “Certain Securities Law Considerations” for a discussion regarding whether Common Stock received by a holder of Notes pursuant to the Offer would be freely tradable or “restricted securities” under U.S. securities laws.

Procedures for Tendering Notes

General

In order to participate in the Offer, you must validly tender your Notes to the Exchange Agent as described below. It is your responsibility to validly tender your Notes. We have not provided guaranteed delivery procedures in conjunction with the Offer. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

Tendering of Notes Through DTC

Notes in book-entry form must be tendered through DTC. DTC participants must electronically transmit their acceptance of the Offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an agent’s message to the Exchange Agent for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgement from you that you have received this Offer to Exchange and accompanying Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal, and that we may enforce such agreement against you.

Tendering of Notes Held in Physical Form

We believe that all of the Notes are held in book-entry form only at DTC. If you hold Notes in physical, certificated form, you will need to deposit such Notes into DTC in order to participate in the Offer. If you need assistance doing so, please contact the Information Agent whose address and telephone numbers are located on the back cover page of this Offer to Exchange.

Effect of Letter of Transmittal

Subject to and effective upon the acceptance for exchange of Notes tendered thereby, by executing and delivering a Letter of Transmittal, or being deemed to have done so as part of your electronic submission of your tender through DTC, you (i) irrevocably tender, sell, assign and transfer to or upon our order all right, title and interest in and to all the Notes tendered thereby and (ii) irrevocably appoint the Exchange Agent as your true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as our agent with respect to the tendered Notes), with full power coupled with an interest, to:

•	transfer ownership of the Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon our order;

•	present the Notes for transfer on the relevant security register; and

•	receive all benefits or otherwise exercise all rights of beneficial ownership of the Notes, all in accordance with the terms of the Offer.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Notes pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders of any Notes determined by us not to be in proper form, or if the acceptance of, or exchange of, such Notes may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions to the Offer that we are legally permitted to waive.

Your tender will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. None of us, the Exchange Agent, the Information Agent and any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any Notes or will incur any liability for failure to give any such notification. Please send all materials to the Exchange Agent and not to us or the Information Agent.

Withdrawal of Tenders

You may validly withdraw Notes that you tender at any time prior to the Expiration Date of the Offer, which is 12:00 midnight, New York City time, at the end of Friday, January 22, 2010, unless extended by us. In addition, you may withdraw any tendered Notes if we have not accepted them for exchange within 40 business days from the commencement of the Exchange Offer on December 23, 2009. You may also validly withdraw Notes that you tender if the Offer is terminated without any Notes being accepted or as required by applicable law. If such a termination occurs, the Notes will be returned to the tendering holder promptly.

If you withdraw Notes, you will have the right to re-tender them prior to the Expiration Date in accordance with the procedures described above for tendering outstanding Notes. A holder who validly withdraws previously tendered Notes prior to the Expiration Date and does not validly re-tender Notes prior to the Expiration Date will not receive the Offer Consideration. A holder of Notes who validly withdraws previously tendered Notes prior to the Expiration Date and validly re-tenders Notes prior to the Expiration Date and whose Notes are accepted in connection with the Offer to Exchange will receive the Offer Consideration.

If you have tendered Notes, you may withdraw those Notes by delivering a written notice of withdrawal, subject to the limitations described herein, prior to the Expiration Date or, if your Notes are not previously accepted by us for exchange, after the expiration of 40 business days after the commencement of the Exchange Offer. To be effective, a written or facsimile transmission notice of withdrawal of a tender or a properly transmitted request via DTC must:

•

be received by the Exchange Agent at one of the addresses specified on the back cover of this Offer to Exchange prior to the Expiration Date (or, if your Notes are not previously accepted by us for exchange, after the expiration of 40 business days after the commencement of the Exchange Offer);

•	specify the name of the holder of the Notes to be withdrawn;

•	contain the description of the Notes to be withdrawn, the number of the account at the DTC from which the Notes were tendered and the amount of Notes; and

•

be signed by the holder of the Notes in the same manner as the original signature on the Letter of Transmittal or be accompanied by documents of transfer sufficient to have the holder register the transfer of the Notes into the name of the person withdrawing the Notes.

If the Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of written or facsimile transmission of the notice of withdrawal (or receipt of a request via DTC) even if physical release is not yet effected. A withdrawal of Notes can only be accomplished in accordance with the foregoing procedures.

We will have the right, which may be waived, to reject the defective tender of Notes as invalid and ineffective. If we waive our rights to reject a defective tender of Notes, subject to the other terms and conditions set forth in this Offer to Exchange and accompanying Letter of Transmittal, you will be entitled to the Offer Consideration.

Conditions to the Offer

Notwithstanding any other provisions of the Offer, we will not be required to accept for exchange, or to exchange, Notes validly tendered (and not validly withdrawn) pursuant to the Offer, and, in our sole discretion, may terminate, amend or extend the Offer or delay or refrain from accepting for exchange, or exchanging, the Notes or transferring the Offer Consideration to the holders, if any of the following shall occur:

•

there shall have been instituted or threatened or be pending any action, proceeding or investigation (whether formal or informal), or there shall have been any material adverse development to any action or proceeding currently instituted, threatened or pending, before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer that, in our reasonable judgment, either (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of the Offer, (c) would materially impair the contemplated benefits of the Offer to us or be material to holders of Notes in deciding whether to accept the Offer;

•

an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, either (a) would or might prohibit, prevent, restrict or delay consummation of the Offer or (b) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects;

•

there shall have occurred or be likely to occur any event or condition affecting our or our affiliates’ business or financial affairs and our subsidiaries that, in our reasonable judgment, would or might result in any of the consequences referred to in the first bullet point of this section;

•

the trustee under the indenture relating to the Notes or the lenders under our credit agreement shall have objected in any respect to or taken action that could, in our reasonable judgment, adversely affect the consummation of the Offer or conflict with our obligations under the indenture or our credit agreement or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or the acceptance of, or payment for, some or all of the Notes pursuant to the Offer;

•

there has occurred (a) any general suspension of, or limitation on prices for, trading in securities in the securities or financial markets, (b) a material impairment in the trading market for debt securities, (c) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (d) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, (e) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (f) in the case of any of the foregoing existing on December 23, 2009, a material acceleration or worsening thereof;

•

there has not occurred any change or development, including a prospective change or development, in our business, financial condition, assets, income, operations, prospects or stock ownership (or that of our subsidiaries) that, in our reasonable judgment, has or is reasonably likely to have a material adverse effect on us or our subsidiaries, the market price of the Notes or the value of the Notes to us; or

•

a tender or exchange offer for any or all of our shares of Common Stock, or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by us or any person or has been publicly disclosed.

These conditions are for our benefit and may be asserted by us or may be waived by us, including any action or inaction by us giving rise to any condition, in whole or in part, at any time and from time to time, in our sole discretion. In addition, we may terminate the Offer if any condition is not satisfied in our reasonable judgment on or after the Expiration Date. Under the Offer, if any of these events occur, subject to the termination rights described above, we may (i) return Notes tendered thereunder to you, (ii) extend the Offer, subject to the withdrawal rights described in “—Withdrawal of Tenders” herein, and retain all Notes tendered thereunder until the expiration of such extended offer or (iii) amend the Offer in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law.

We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Offer. We will give holders of Notes notice of such amendments as described in this Offer to Exchange and as may be required by applicable law.

Legal and Other Limitations

Legal and Other Limitations. This document is not an offer to sell or exchange and it is not a solicitation of an offer to buy or sell Notes or Common Stock in any jurisdiction in which the Offer is not permitted. We are not aware of any jurisdiction, where the making of the Offer or its acceptance would not be legal. If we learn of any jurisdiction where making the Offer or its acceptance would not be permitted, we intend to make a good-faith effort to comply with the relevant law in order to enable the Offer and acceptance to be permitted. If, after such good-faith effort, we cannot comply with such law, we will determine whether the Offer will be made to and whether tenders will be accepted from or on behalf of persons who are holders of shares of Notes residing in the jurisdiction.

Financial Advisor

We have retained J.P. Morgan Securities Inc. as our exclusive financial advisor in connection with the Offer. We are paying J.P. Morgan customary fees for its services and have agreed to indemnify it for certain liabilities. J.P. Morgan’s compensation is in no way contingent on the results or the success of the Offer. J.P. Morgan has not been retained to, and will not, solicit acceptances of the Offer or make any recommendations with respect thereto.

Expenses; Source of Funds

We will pay all of Dress Barn’s fees and expenses related to the Offer. We intend to fund the cash portion of the Offer Consideration from cash on hand. A holder of Notes is responsible for paying all of its own fees and expenses, including the fees and expenses of such holder’s advisors. We will pay transfer taxes, if any, applicable to the exchange of Notes pursuant to the Offer, except as set forth in the Letter of Transmittal.

Subsequent Repurchases of Notes

Whether or not the Offer is consummated, Dress Barn or its affiliates may from time to time acquire Notes, other than pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, conversion offers or otherwise, upon such terms and at such prices as Dress Barn may determine, which may be greater or less than the value of the Offer Consideration to be delivered for each Note validly tendered and accepted (and not validly withdrawn) pursuant to the Offer and could be for cash or other consideration, including shares of Common Stock. Any such purchases of Notes or purchases of Common Stock or other rights to acquire such securities will not be made by Dress Barn or its affiliates during the Offer or the ten business day period following the completion or termination of the Offer in compliance with Rule 13e-4(f)(6) of the General Rules and Regulations under the Exchange Act.

COMPARISON OF RIGHTS OF HOLDERS OF NOTES AND
HOLDERS OF COMMON STOCK

The following is a description of the material differences between the rights of holders of Notes and holders of Common Stock. This summary may not contain all of the information that is important to you. You should carefully read this entire Offer to Exchange, including the documents incorporated by reference, for a more complete understanding of the differences between being a holder of Notes and a holder of shares of Common Stock.

Ranking

Notes: The Notes are our direct, unsecured and unsubordinated obligations and rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The Notes effectively rank junior to all of our existing and future secured indebtedness (including the credit agreement we entered into on November 25, 2009 which replaced the then existing senior credit facility agreement) to the extent of the value of the assets securing such indebtedness. The Notes also effectively rank junior to the indebtedness and other indebtedness, including trade payables, of our subsidiaries.

Common Stock: The Common Stock ranks junior to the Notes, and all other indebtedness, with respect to rights upon liquidation, dissolution or winding up of the Company, and ranks junior to preferred stock with respect to dividends and rights upon liquidation, dissolution or winding up of the Company.

Dividends/Distribution

Notes: Holders of Notes are entitled to receive semi-annual annual interest payments at a rate of 2.50% per year, payable in cash on June 15 and December 15 of each year.

Common Stock: Holders of Common Stock are entitled to dividends as may be declared from time to time by our Board of Directors from funds available therefor. Dress Barn has never declared or paid any cash dividends on its common stock. Dress Barn currently intends to retain any future earnings and available cash to fund the growth of our business and does not expect to pay dividends in the foreseeable future. However, payment of dividends by Dress Barn is within the discretion of our board of directors. Payments of dividends by Dress Barn are limited by our senior secured revolving credit facility.

Listing

Notes: The Notes are not listed on any securities exchange.

Common Stock: The Common Stock is listed on the NASDAQ Global Select Market under the symbol “DBRN.”

Voting Rights

Notes: Holders of the Notes have no voting or other rights in respect of the Common Stock issuable upon conversion of the Notes.

Common Stock: Each share of Common Stock entitles the holder of record thereof to one vote per share on all matters on which the holders of Common Stock are entitled to vote, including the election of directors, and, except as otherwise required by law or provided in any resolution adopted by our Board of Directors with respect to any series of preferred stock, the holders of the shares of Common Stock possess all voting power. See “Description of Capital Stock—Voting Rights” for more information on the voting rights of the Common Stock.

Conversion

Notes: Subject to the qualifications and the satisfaction of the conditions and during the periods described under “Description of Notes—Conversion Rights,” Holders of Notes may convert each of their Notes into cash and shares of our common stock, if any, at a conversion rate of 95.1430 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $10.51 per share of common stock based on the issue price per note). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described under “Description of Notes—Conversion Procedures—Conversion Rate Adjustments.” Holders of Notes may convert fewer than all of their notes so long as the Notes converted are an integral multiple of $1,000 principal amount. Upon surrender of a Note for conversion, we will deliver cash and shares of our common stock, if any, as described under “Description of Notes—Conversion Procedures—Payment upon Conversion.”

Common Stock: Dress Barn Common Stock is not convertible into any other security.

DESCRIPTION OF DRESS BARN CAPITAL STOCK

Below is a summary of the principal terms and provisions of Dress Barn’s outstanding capital stock. The summary is not complete. You should read Dress Barn’s certificate of incorporation and by-laws for additional information before decided whether to tender your Notes. Dress Barn’s certificate of incorporation and by-laws have been filed in their entirety with the SEC. See “Where You Can Find More Information” beginning on page 15.

Dress Barn’s authorized capital stock consists of:

•	165,000,000 shares of common stock, par value $0.05 per share; and

•	100,000 shares of preferred stock, par value $0.05 per share.

As of December 22, 2009, there were 73,145,777 shares of common stock outstanding; no shares of preferred stock were outstanding.

Common Stock

Subject to any preferences, limitations and relative rights that may be fixed for any series of preferred stock that may be issued, as described below, the holders of Dress Barn common stock are entitled, among other things, (1) to share ratably in dividends if, when and as declared by the board of directors out of funds legally available therefor, (2) to one vote per share at all meetings of shareholders and (3) in the event of liquidation, to share ratably in the distribution of assets remaining after payment of debts, expenses and the liquidation preference of any outstanding preferred stock. Holders of shares of common stock have no cumulative voting rights or preemptive rights to subscribe for or purchase any additional shares of capital stock issued by Dress Barn.

The outstanding shares of Dress Barn common stock are fully paid and non-assessable.

Shares of Dress Barn common stock are listed on the NASDAQ Global Select Market under the symbol “DBRN.”

Preferred Stock

The board of directors, without further action by the shareholders, is authorized to issue from time to time the preferred stock in one or more series and to fix as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, sinking fund terms, if any, conversion rights, voting rights and any other preference or special rights and qualifications. Preferred stock issued by the board of directors could be utilized, under certain circumstances, as a method of preventing a takeover of Dress Barn. As of the date of this Offer to Exchange, the board of directors has not authorized the issuance of any series of preferred stock and none are outstanding. There are no agreements or understandings for the issuance of any shares of preferred stock.

Purposes and Effects of Certain Provisions of the Certificate of Incorporation and By-laws

Supermajority Vote for Approval of Business Combination

Dress Barn’s amended and restated certificate of incorporation could make more difficult the acquisition of control of Dress Barn by means of a business combination.

Pursuant to Dress Barn’s amended and restated certificate of incorporation, the affirmative vote of holders of 80% of the shares entitled to vote is required to approve business combinations with a related person, subject to certain exceptions. A supermajority vote is not required if the business combination has been approved by a majority of continuing directors at a meeting at which a continuing director quorum is present. The term “business combination” includes, without limitation, any merger or consolidation of Dress Barn or any subsidiary of Dress Barn, any disposition of all or substantially all of Dress Barn’s assets and the issuance of its securities. A “related person” is any person that is the beneficial owner of 5% or more of shares of Dress Barn’s voting stock, subject to certain exceptions. The affirmative vote of holders of 80% of the shares entitled to vote is required to amend or repeal this provision of the amended and restated certificate of incorporation.

By-laws

Dress Barn’s amended and restated by-laws provide that the affirmative vote of holders of 80% of the shares entitled to vote at an election of directors is required to effect the removal of a director without cause, and that such vote, or action of remaining members of the board of directors, is required to effect the removal of a director with cause.

In addition, Dress Barn’s amended and restated by-laws set forth certain procedures shareholders must follow in order to bring business for consideration at a shareholders’ meeting. Such procedures include the requirement that shareholders must deliver a notice to Dress Barn’s secretary of the proposed business not less than 120 calendar days before such meeting.

Transfer Agent

American Stock Transfer and Trust Company, New York, New York, acts as transfer agent and registrar for our Common Stock.

DESCRIPTION OF NOTES

We issued the Notes under an indenture, dated as of December 15, 2004, between us and The Bank of New York, as trustee. The Notes and the shares of Common Stock issuable upon conversion of the Notes are subject to a registration rights agreement, dated as of December 15, 2004, between us and the initial purchasers of the Notes.

The following description is a summary of the material provisions of the Notes, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes and the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. Wherever particular provisions or defined terms of the indenture or the Notes are referred to, these provisions or defined terms are incorporated by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the Notes.

In addition, you should carefully consider the risks described in this Offer to Exchange under “Risk Factors—Risks to Holders of Non-Tendered Notes” on page 17.

As used in this “Description of Notes” section, references to “Dress Barn,” the “company,” “we,” “us” and “our” refer only to The Dress Barn, Inc. and do not include our subsidiaries.

General

The Notes will mature on December 15, 2024 unless earlier converted, redeemed or repurchased. You have the option, subject to certain qualifications and the satisfaction of certain conditions and during the periods described below, to convert your Notes into cash and shares, if any, of our common stock at a conversion rate of 95.1430 shares of common stock per $1,000 principal amount of Notes. This is equivalent to a conversion price of approximately $10.51 per share of common stock. The conversion rate is subject to adjustment if certain events occur. Upon a surrender of your Notes for conversion, we will deliver cash equal to the lesser of the aggregate principal amount of Notes to be converted and our total conversion obligation and shares of our common stock in respect of the remainder, if any, of our conversion obligation, as described below under “Conversion Rights—Payment Upon Conversion.” If we deliver shares of common stock upon conversion of a Note, you will not receive fractional shares but a cash payment to account for any such fractional share as described below. You will not receive any cash payment for interest (or contingent interest or additional amounts, if any) accrued and unpaid to the conversion date except under the limited circumstances described below.

If any interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, then the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below), as the case may be, to that next succeeding business day.

The Notes have been issued only in denominations of $1,000 principal amount and integral multiples thereof. References to “a Note” or “each Note” in this section refer to $1,000 principal amount of the Notes. The Notes are limited to $115.0 million aggregate principal amount. As of December 22, 2009, approximately $112.5 million aggregate principal amount of the Notes was outstanding.

As used in this section, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

Any reference to “common stock” means our common stock, par value $0.05 per share.

Ranking

The Notes are our direct, unsecured and unsubordinated obligations and rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The Notes effectively rank junior to all of our existing and future secured indebtedness (including the credit agreement we entered into on November 25, 2009 which replaced the then existing senior credit facility agreement) to the extent of the value of the assets securing such indebtedness. The Notes also effectively rank junior to the indebtedness and other indebtedness, including trade payables, of our subsidiaries.

Our credit agreement provides us with a senior secured revolving credit facility of up to $200.0 million. For information with respect to our senior secured revolving credit facility, see our Current Report on Form 8-K filed with the SEC on November 30, 2009.

As of July 25, 2009, our long-term debt, including current maturities, aggregated approximately $142.4 million and included $115.0 million principal amount of the Notes and an approximately $27.3 million mortgage on our principal offices and distribution facility.

Subsidiary Guarantees

As of the date of this Offer to Exchange, the Notes are jointly and severally guaranteed by each of our subsidiaries that are guarantors under our senior secured revolving credit facility. As provided in the indenture, any time we have outstanding senior indebtedness that is guaranteed by any of our subsidiaries, those subsidiaries are required to guarantee the Notes or otherwise become subsidiary guarantors of the Notes on the same basis as their guarantee of the senior indebtedness. In the event that we enter into a senior secured credit facility that is not guaranteed by any of our subsidiaries, the Notes will no longer be guaranteed by our subsidiaries.

Interest

The Notes bear interest at a rate of 2.50% per year. We will also pay contingent interest on the Notes in the circumstances described under “Contingent Interest” and, if applicable, additional amounts in the circumstances described under “Registration Rights.” Interest, including contingent interest and additional amounts, if any, is payable semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 2005. We failed to file a shelf registration statement with the SEC on or prior to the 90 th day after the first date of the original issuance of the Notes and, accordingly, we paid interest at the rate of 2.75% per year to the holders of the Notes from January 15, 2005 until May 2, 2005, the date of the filing of the registration statement.

Interest on a Note, including contingent interest and additional amounts, if any, will be paid to the person in whose name the Note is registered at the close of business on the June 1 or December 1, as the case may be (each, a “record date”), immediately preceding the relevant interest payment date (whether or not such day is a business day); provided, however, that interest, including contingent interest and additional amounts, if any, payable upon redemption or repurchase by us will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, is an interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from December 14, 2004 or from the most recent date to which interest has been paid or duly provided for.

Contingent Interest

Beginning with the period commencing on December 22, 2011 and ending on June 14, 2012, and for each of the six-month periods thereafter commencing on June 15, 2012, we will pay contingent interest on the interest payment date for the applicable interest period if the average trading price (as defined below) of the Notes during the five consecutive trading days ending on the third day immediately preceding the first day of the applicable interest period equals or exceeds 120% of the principal amount of the Notes.

On any interest payment date when contingent interest is payable, the contingent interest payable per Note will equal 0.25% per year of the average trading price of such Note during the applicable five-trading day reference period.

We will notify the holders of the Notes by press release or otherwise upon a determination that they will be entitled to receive contingent interest with respect to any six-month interest period.

For purposes of this section, the “trading price” of the Notes on any date of determination means the average of the secondary market bid quotations per Note obtained by the bid solicitation agent for $5.0 million aggregate principal amount of the Notes at approximately 3:30 p.m., New York City time, on the determination date from three independent nationally recognized securities dealers we select, provided that if:

•	three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and

•	if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used;

provided further if, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Notes, then the trading price of the Notes on any date of determination will equal (1) the applicable conversion rate of the Notes as of the determination date multiplied by (2) the average last reported sale price (as defined below) of our common stock on the five trading days ending on the determination date.

The bid solicitation agent initially is the trustee. We may change the bid solicitation agent, but the bid solicitation agent may not be an affiliate of ours.

Optional Redemption by Dress Barn

No sinking fund is provided for the Notes.

The Notes will not be redeemable prior to December 22, 2011. On or after December 22, 2011, we may redeem the Notes for cash in whole or in part at any time for a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest (including contingent interest and additional amounts, if any) up to but excluding the redemption date.

If the redemption date is an interest payment date, interest (including contingent interest and additional amounts, if any) shall be paid on such interest payment date to the record holder on the relevant record date.

We will provide not less than 20 nor more than 60 days’ notice of redemption by mail to each registered holder of Notes to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those Notes or portions of Notes called for redemption.

Notes or portions of Notes called for redemption will be convertible by the holder until the close of business on the second business day prior to the redemption date.

If we decide to redeem fewer than all of the outstanding Notes, the trustee will select the Notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of your Notes for partial redemption and you convert a portion of your Notes, the converted portion will be deemed to be from the portion selected for redemption.

We may not redeem the Notes if we have failed to pay any interest, including contingent interest and additional amounts, if any, on the Notes when due and such failure to pay is continuing. We will notify all of the holders if we redeem any of the Notes.

Conversion Rights

General

Subject to the qualifications and the satisfaction of the conditions and during the periods described below, you may convert each of your Notes into cash and shares of our common stock, if any, at a conversion rate of 95.1430 shares of common stock per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $10.51 per share of common stock based on the issue price per Note). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. You may convert fewer than all of your Notes so long as the Notes converted are an integral multiple of $1,000 principal amount. Upon surrender of a Note for conversion, we will deliver cash and shares of our common stock, if any, as described below under “Payment upon Conversion.”

Our senior secured revolving credit facility limits our ability to use borrowings under that facility to pay any cash payable on a conversion of the Notes. The senior secured revolving credit facility provides that if less than $50 million remains available for borrowing thereunder, we will not be permitted to use the proceeds of any borrowings under that facility to pay any cash payable on a conversion of the Notes. Also, the senior secured revolving credit facility prohibits us from making any cash payments on the conversion of the Notes if a default or event of default has occurred under that facility without the consent of the lenders under the senior secured revolving credit facility.

You may convert your Notes only in the following circumstances, which are described in more detail below, and to the following extent:

•	in whole or in part, upon satisfaction of the sale price condition;

•	in whole or in part, upon satisfaction of the trading price condition;

•	if any of your notes are called for redemption, those notes, or portions thereof, that have been so called; or

•	in whole or in part, upon the occurrence of specified corporate transactions.

If we call your Notes for redemption, you may convert the Notes only until the close of business on the second business day prior to the redemption date unless we fail to pay the redemption price. If you have already delivered a repurchase election with respect to a Note as described under either “Repurchase of Notes by Dress Barn at Option of Holder” or “Repurchase of Notes by Dress Barn at Option of Holder upon a Fundamental Change,” you may not surrender that Note for conversion until you have withdrawn the repurchase election in accordance with the indenture.

If you elect to convert your Notes in connection with certain corporate transactions as described under “Conversion upon Specified Corporate Transactions—Certain Corporate Transactions” that occur on or prior to December 15, 2011 and 10% or more of the consideration for our common stock in the corporate transaction consists of consideration other than common stock that is traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or The NASDAQ Stock Market, Inc., we will increase the conversion rate for the Notes surrendered for conversion by a number of additional shares (the “additional shares”) as described below.

The number of additional shares will be determined by reference to the table below, based on the date on which the corporate transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the corporate transaction. If holders of our common stock receive only cash in the corporate transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the closing sale prices of our common stock on the five trading days immediately prior to but not including the effective date of the corporate transaction.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the Notes is adjusted, as described below under “Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock price, effective date and number of additional shares to be received per $1,000 principal amount of Notes upon a conversion in connection with certain corporate transactions as described above:

Effective Date	Stock Price
	$8.09	$9.50	$11.00	$12.50	$14.00	$15.50	$17.00	$18.50	$20.00	$21.50	$23.00	$24.50	$26.00	$27.50	$29.00
December 15, 2009	28.5428	17.3262	10.409	6.527	4.3236	3.0458	2.2812	1.8038	1.49	1.2718	1.1114	0.9872	0.8868	0.8028	0.7304
December 15, 2010	28.5428	14.5488	7.0704	3.4464	1.7852	1.0448	0.7114	0.5512	0.4634	0.4072	0.3652	0.3312	0.302	0.2762	0.2534
December 15, 2011	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The additional share amounts set forth above are based upon a conversion price of $10.51. The maximum amount of additional shares payable is 28.5428 per $1,000 principal amount of Notes.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 123.6858 per $1,000 principal amount of Notes, or 14,239,866 shares of our common stock in the aggregate, subject to adjustments in the same manner as the conversion rate as set forth under “Conversion Rate Adjustments.”

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is in excess of $29.00 per share (subject to adjustment), no additional shares will be added to the conversion rate.

•	If the stock price is less than $8.085 per share (subject to adjustment), no additional shares will be added to the conversion rate.

Upon conversion of a Note, you will not receive any cash payment of interest (including contingent interest and additional amounts, if any) unless, as described below, such conversion occurs between a regular record date and the interest payment date to which it relates. If we deliver shares of common stock upon surrender of a Note for conversion, we will not issue fractional shares of common stock. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the trading day immediately prior to the conversion date. Our delivery to you of the full amount of cash and shares of common stock, if any, as described below under “Payment upon Conversion,” together with any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued but unpaid interest (including contingent interest and additional amounts, if any) to but excluding the conversion date.

As a result, accrued but unpaid interest (including contingent interest and additional amounts, if any) up to but excluding the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if Notes are converted after the close of business on a record date but prior to the opening of business on the next succeeding interest payment date, holders of such Notes at the close of business on the record date will receive the interest, including contingent interest and additional amounts, if any, payable on the Notes on the corresponding interest payment date notwithstanding the conversion. Such Notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest (including contingent interest and additional amounts, if any) payable on the Notes so converted on the next succeeding interest payment date; provided that no such payment need be made (1) if we have specified a redemption date or a repurchase date relating to a fundamental change that is after a record date and prior to the next interest payment date or (2) to the extent of any overdue interest (including any contingent interest and additional amounts, if any) if any overdue interest exists at the time of conversion with respect to such Note.

If you convert Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock, if any, upon the conversion, unless the tax is due because you request the shares to be issued or delivered to another person, in which case you will pay that tax.

Conversion upon Satisfaction of Sale Price Condition

You may surrender your Notes for conversion in any fiscal quarter (and only during such fiscal quarter) if the last reported sale price per share of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter is more than 120% of the applicable conversion price per share of our common stock on such last trading day. Upon surrender of your Notes for conversion, we will deliver cash and shares of common stock, if any, as described below under “Payment upon Conversion.”

The “last reported sale price” of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by The NASDAQ Stock Market, Inc. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by The NASDAQ Stock Market, Inc. on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.

Conversion upon Satisfaction of Trading Price Condition

You may surrender your Notes for conversion during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes, as determined following a request by a holder of Notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate (the “trading price condition”). Upon surrender of your Notes for conversion, we will deliver cash and shares of common stock, if any, as described below under “Payment upon Conversion.”

For purposes of this section, the “trading price” of the Notes on any date of determination means the average of the secondary market bid quotations per Note obtained by the bid solicitation agent for $5.0 million aggregate principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if:

•	three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and

•	if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used.

If, as of such date of determination, the bid solicitation agent cannot reasonably obtain at least one bid for $5.0 million aggregate principal amount of the Notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of Notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the Notes.

In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent shall have no obligation to determine the trading price of the Notes unless we have requested such determination; and we shall have no obligation to make such request unless a beneficial holder of a Note provides us with reasonable evidence that the trading price per $1,000 principal amount of Notes would be less than 98% of the product of the last reported sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the Notes. At such time, we shall instruct the bid solicitation agent to determine the trading price of the Notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of Notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the Notes.

Conversion upon Notice of Redemption

If we call any or all of the Notes for redemption, you may convert any of your Notes that have been called for redemption at any time prior to the close of business on the second business day immediately prior to the redemption date. Upon surrender of your Notes for conversion, we will deliver cash and shares of common stock, if any, as described below under “Payment upon Conversion.”

Conversion upon Specified Corporate Transactions

Certain Distributions

If we elect to:

•

distribute to all or substantially all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

•

distribute to all or substantially all holders of our common stock, assets (including cash), debt securities or rights or warrants to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify holders of the Notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise would participate in the distribution without conversion. The “ex-dividend” date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer. Upon surrender of your Notes for conversion, we will deliver cash and shares of common stock, if any, as described below under “Payment upon Conversion.”

Certain Corporate Transactions

If:

•	a “change of control” occurs pursuant to clause (1) of the definition thereof set forth under “Repurchase of Notes by Dress Barn at Option of Holder upon a Fundamental Change” below, or

•

a “change of control” occurs pursuant to clause (3) of the definition thereof set forth under “Repurchase of Notes by Dress Barn at Option of Holder upon a Fundamental Change” below pursuant to which our common stock would be converted into cash, securities or other property (regardless of whether a holder has the right to put the notes as described under “Repurchase of Notes by Dress Barn at Option of Holder upon a Fundamental Change”), then a holder may surrender Notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of such transaction (or, if such transaction also results in holders having a right to require us to repurchase their Notes, until the fundamental change repurchase date). If any such consolidation, merger, binding share exchange or transfer is terminated prior to its effective date, the submission of any Notes for conversion in connection therewith and the right to convert will be revoked and such Notes will be returned to the holder thereof. We will notify holders and the trustee at the same time we publicly announce such transaction (but in no event less than 15 days prior to the effective date of such transaction).

If you elect to convert your Notes in connection with the transactions described above on or prior to December 15, 2011 and 10% or more of the consideration for the common stock in the corporate transaction consists of cash, securities or other property that is not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or The NASDAQ Stock Market, Inc., we will increase the conversion rate by the additional shares as described above under “Conversion Rights—General” or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the Notes are convertible into shares of the acquiring or surviving entity as described under “Conversion Procedures—Conversion Rate Adjustments—Adjustments for Conversion After a Public Acquirer Change of Control.”

If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then, at the effective time of the transaction, the right to convert a Note into common stock will be changed into a right to convert the Note into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such Notes immediately prior to the transaction (assuming the Notes are convertible into shares of our common stock at the conversion rate in effect and not settled in cash and common stock, if any, as set forth under “Payment upon Conversion”).

If a transaction described in the bullet points above occurs, the holder can, subject to certain conditions, require us to repurchase all or a portion of its Notes as described under “Repurchase of Notes by Dress Barn at Option of Holder upon a Fundamental Change.”

Conversion Procedures

To convert your Note you must do each of the following:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the “conversion date” under the indenture. The Notes will be deemed to have been converted immediately prior to the close of business on the conversion date. If your interest is a beneficial interest in a global Note, to convert you must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global Note.

The conversion agent initially is the trustee. The conversion agent will, on your behalf, convert the Notes into cash and shares of common stock, if any. You may obtain copies of the required form of the conversion notice from the conversion agent. Payments of cash and, if shares of common stock are to be delivered, a certificate will be delivered to you, or a book-entry transfer through DTC will be made, by the conversion agent for the number of shares of common stock as set forth below under “Payment upon Conversion” (and cash in lieu of any fractional shares).

Payment upon Conversion

In connection with any conversion, we will satisfy our obligation to convert the Notes (the “conversion obligation”) by delivering to holders in respect of each $1,000 aggregate principal amount of Notes being converted a “Settlement Amount” consisting of (1) cash equal to the lesser of $1,000 and the Conversion Value, and (2) to the extent the Conversion Value exceeds $1,000, a number of shares equal to the sum of, for each day of the Cash Settlement Period, (A) 10% of the difference between the Conversion Value and $1,000, divided by (B) the last reported sale price of our common stock for such day. We will not issue fractional shares of common stock upon conversion of the Notes. Instead, we will pay the cash value of such fractional shares based upon the last reported sale price of our common stock on the trading day immediately preceding the conversion date. We will deliver the Settlement Amount on the third business day following the date the Settlement Amount is determined.

“Conversion Value” means the product of (1) the conversion rate in effect (plus any additional shares as described under “Conversion Rights—General”) or, if the Notes are converted during a registration default, 103% of such conversion rate (and any such additional shares), and (2) the average of the last reported sale prices (as defined above under “Conversion upon Satisfaction of Market Price Condition”) of our common stock for the trading days during the Cash Settlement Period.

The “Cash Settlement Period” with respect to any Notes means the 10 consecutive trading days beginning on the second trading day after the conversion date for those Notes.

“Trading day” means a day during which trading in our common stock generally occurs and a last reported sale price for our common stock is provided on The NASDAQ Stock Market, Inc. or, if our common stock is not listed on The NASDAQ Stock Market, Inc., on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded.

Conversion Rate Adjustments

The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

(1)	the payment to all holders of common stock of dividends or other distributions payable in shares of our common stock or our other capital stock;

(2)	subdivisions, splits and combinations of our common stock;

(3)

the issuance to all holders of our common stock of rights, warrants or options (other than pursuant to any dividend reinvestment or share purchase plans) entitling them, for a period of up to 60 days from the date of issuance of the rights, warrants or options, to subscribe for or purchase common stock at less than the current market price thereof; provided that the applicable conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised prior to their expiration;

(4)

distributions to all or substantially all holders of our common stock, of shares of capital stock, evidences of indebtedness or other assets, including securities (but excluding rights or warrants listed in (3) above, dividends or distributions listed in (1) above and distributions consisting exclusively of cash), in which event the conversion rate will be increased by multiplying it by a fraction,

•	the numerator of which will be the current market price of our common stock on the record date fixed for the distribution; and

•

the denominator of which will be the current market price of our common stock on the record date fixed for the distribution minus the fair market value, as determined by our board of directors, of the portion of those assets, debt securities, shares of capital stock or rights or warrants so distributed applicable to one share of common stock.

If we distribute to holders of our common stock capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average of the last reported sale price of those securities (where such last reported sale prices are available) for the 10 trading days commencing on and including the fifth trading day after the “exdividend date” for such distribution on The NASDAQ Stock Market, Inc. or such other national or regional exchange or market on which the securities are then listed or quoted.

(5)

distributions of cash to all or substantially all holders of our common stock (excluding any dividend or distribution in connection with our liquidation, dissolution or winding-up), in which event the conversion rate will be increased by multiplying it by a fraction,

•	the numerator of which will be the current market price of our common stock on the record date fixed for the distribution; and

•	the denominator of which will be (i) the current market price of our common stock on the record date fixed for the distribution minus (ii) the amount per share of such dividend or distribution; or

(6)

the successful completion of a tender or exchange offer made by us or any of our subsidiaries for shares of our common stock which involves an aggregate consideration per share that exceeds our market capitalization divided by the total number of outstanding shares of common stock on the expiration of the tender or exchange offer.

In addition to these adjustments, we may in our sole discretion increase the conversion rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes that determination, it will be conclusive. We will give holders of Notes at least 15 days’ prior notice of such an increase in the conversion rate.

With respect to certain adjustment events, no adjustment to the conversion rate will be made if we provide that holders of Notes will participate in the distribution prior to conversion or upon conversion or in certain other cases.

“Current market price” of our common stock on any day means the average of the last reported sale price of our common stock (as defined above under “Conversion—Conversion upon Satisfaction of Market Price Condition”) for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-dividend date” with respect to the issuance or distribution requiring such computation, subject to adjustment by our board of directors if the related transaction occurs during such 10-day period.

To the extent that we have a rights plan in effect upon any conversion of the Notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless, prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as described in clause (4) above. A further adjustment will occur as described in clause (4) above, if such rights become exercisable to purchase different securities, evidences of indebtedness or assets, subject to readjustment in the event of the expiration, termination or redemption of such rights.

With respect to the adjustment events described above, if rights or warrants for which an adjustment to the conversion rate has been made expire unexercised, the conversion rate will be readjusted to take into account the actual number of such rights or warrants which were exercised.

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger, binding share exchange or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property or assets in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your Notes you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the Notes into our common stock (assuming the Notes are convertible into shares of our common stock at the conversion rate in effect and not settled in cash and common stock, if any, as set forth under “Payment upon Conversion” above) immediately prior to any of these events.

The applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest, including contingent interest and additional amounts, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment to the applicable conversion rate will be required unless the adjustment would require an increase or decrease of at least 1.0% of the applicable conversion rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than 1.0% will be carried forward and be made on the first to occur of (i) any subsequent adjustment, or (ii) the first day of the next calendar year.

Adjustments for Conversion After a Public Acquirer Change of Control

If you convert your Notes in connection with a corporate transaction for which the conversion rate would be increased by a number of additional shares as described in “Conversion Rights—General” above, in the case of a public acquirer change of control (as defined below), we may, at our option and in lieu of increasing the conversion rate by such number of additional shares, adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the Notes will be entitled to convert their Notes (subject to the satisfaction of the conditions to conversion described under “Conversion Rights’ above and the settlement procedures described under “Conversion Procedures—Payment upon Conversion”) into a number of shares of public acquirer common stock (as defined below) by adjusting the conversion rate in effect immediately before the public acquirer change of control by a fraction:

•

the numerator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which our common stock is converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of common stock or (ii) in the case of any other public acquirer change of control, the average of the last reported sale price of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•

the denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

A “public acquirer change of control” means any event constituting a fundamental change that would otherwise obligate us to increase the conversion rate as described above under “Conversion Rights—General” and the acquirer (or any entity that is a directly or indirectly wholly-owned subsidiary of the acquirer) has a class of common stock traded on a national securities exchange or quoted on The NASDAQ Stock Market, Inc. or which will be so traded or quoted when issued or exchanged in connection with such fundamental change (the “public acquirer common stock”).

Upon a public acquirer change of control, if we so elect, holders may convert their Notes (subject to the satisfaction of the conditions to conversion described under “Conversion Rights” above) at the adjusted conversion rate described in the second preceding paragraph but will not be entitled to the increased conversion rate described under “Conversion Rights—General.” We are required to notify holders of our election in our notice to holders of such transaction. As described under “Conversion Rights—Conversion upon Specified Corporate Transactions,” holders may convert their Notes upon a public acquirer change of control during the period specified therein. In addition, the holder can also, subject to certain conditions, require us to repurchase all or a portion of its Notes as described under “Repurchase of Notes by Dress Barn at Option of Holder upon a Fundamental Change.”

Repurchase of Notes by Dress Barn at Option of Holder

On December 15, 2011, December 15, 2014 and December 15, 2019 (each, a “repurchase date”), you may require us to repurchase for cash any outstanding Notes for which you have properly delivered and not withdrawn a written repurchase notice. Subject to certain additional conditions, the repurchase price will equal 100% of the principal amount of the Notes plus accrued and unpaid interest and additional amounts, if any, to, but not including, the repurchase date. If the repurchase date is on a date that is after a record date and on or prior to the corresponding interest payment date, we will pay such interest (including additional amounts, if any) to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the repurchase price, and the repurchase price will be 100% of the principal amount of the Notes repurchased.

You may submit a repurchase notice to the paying agent (which will initially be the trustee) at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date.

Any repurchase notice given by you electing to require us to repurchase Notes shall be given so as to be received by the paying agent no later than the close of business on the repurchase date and must state:

•

if definitive Notes have been issued, the certificate numbers of the holders’ Notes to be delivered for repurchase (or, if the Notes are not issued in definitive form, the notice of repurchase must comply with appropriate DTC procedures);

•	the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes.

You may withdraw your repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

•	the principal amount of Notes being withdrawn;

•

if definitive Notes have been issued, the certificate numbers of the Notes being withdrawn (or, if the Notes are not issued in definitive form, the notice of withdrawal must comply with appropriate DTC procedures); and

•	the principal amount of the Notes, if any, that remain subject to the repurchase notice.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

Our obligation to pay the repurchase price for Notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon your effecting book-entry transfer of the Notes or delivering definitive Notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the Notes to be paid promptly following the later of the business day following the repurchase date and the time of book-entry transfer or delivery of definitive Notes, together with such endorsements.

If the paying agent holds money sufficient to pay the repurchase price of the Notes for which a repurchase notice has been delivered and not validly withdrawn in accordance with the terms of the indenture, then, immediately after the repurchase date, the Notes will cease to be outstanding and interest and additional amounts, if any, on the Notes will cease to accrue, whether or not the Notes are transferred by book entry or delivered to the paying agent. Thereafter, all of your other rights shall terminate, other than the right to receive the repurchase price upon book-entry transfer of the Notes or delivery of the Notes. Our ability to repurchase Notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements.

Repurchase of Notes by Dress Barn at Option of Holder upon a Fundamental Change

If a fundamental change, as defined below, occurs, you will have the right on the fundamental change repurchase date (subject to certain exceptions set forth below) to require us to repurchase for cash all of your Notes not previously called for redemption, or any portion of those Notes that is equal to $1,000 in principal amount or integral multiples thereof, at a fundamental change repurchase price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest, including additional amounts, if any, on the Notes to but not including the fundamental change repurchase date. If the fundamental change repurchase date is on a date that is after a record date and on or prior to the corresponding interest payment date, we will pay such interest (including additional amounts, if any) to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the repurchase price, and the repurchase price will be 100% of the principal amount of the Notes repurchased.

Within 45 days after the occurrence of a fundamental change, we are required to give notice to you and the trustee of such occurrence and of your resulting repurchase right and the procedures that you must follow to require us to repurchase your Notes as described below. The fundamental change repurchase date specified by us will be 30 days after the date on which we give this notice.

The fundamental change repurchase notice given by you electing to require us to repurchase your Notes shall be given so as to be received by the paying agent no later than the close of business on the fundamental change repurchase date and must state:

•

if certificated Notes have been issued, the certificate numbers of the holder’s Notes to be delivered for repurchase (or, if the Notes are not issued in certificated form, the fundamental change repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the Notes are to be repurchased by us pursuant to the applicable provisions of the indenture.

You may withdraw your fundamental change repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount at maturity of Notes being withdrawn;

•

if certificated Notes have been issued, the certificate numbers of the Notes being withdrawn (or, if the Notes are not issued in certificated form, the notice of withdrawal must comply with appropriate DTC procedures); and

•	the principal amount of the Notes, if any, that remain subject to the fundamental change repurchase notice.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading.

A “change of control” will be deemed to have occurred at such time after the original issuance of the Notes when any of the following has occurred:

(1)

a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act, other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors; or

(2)	the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

(3)	a consolidation, merger or binding share exchange, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

•	any transaction:

(i)	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

(ii)

pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; or

•

any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares of the surviving entity or a direct or indirect parent of the surviving corporation; or

•

any consolidation or merger with or into any of our subsidiaries, so long as such merger or consolidation is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with any other person.

A “continuing director” means a director who either was a member of our board of directors on December 8, 2004 or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

Beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your Notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.

However, notwithstanding the foregoing, you will not have the right to require us to repurchase your Notes upon a change of control if 90% or more of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) constituting a change of control described in clause (3) above consists of shares of common stock traded or to be traded immediately following a change of control on a national securities exchange or The NASDAQ Stock Market, Inc., and, as a result of the transaction or transactions, the Notes become convertible into that common stock (and any rights attached thereto).

A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the Notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on The NASDAQ Stock Market, Inc.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Notes. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent applicable at that time.

If the paying agent holds money sufficient to pay the fundamental change repurchase price of the Notes which holders have elected to require us to repurchase on the business day following the fundamental change repurchase date in accordance with the terms of the indenture, then, immediately after the fundamental change repurchase date, those Notes will cease to be outstanding and interest and additional amounts, if any, on the Notes will cease to accrue, whether or not the Notes are transferred by book entry or delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the fundamental change repurchase price upon book-entry transfer of the Notes or delivery of the Notes.

The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. The foregoing provisions would not necessarily protect holders of the Notes if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change with respect to the fundamental change repurchase feature of the Notes but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

Our ability to repurchase Notes for cash upon the occurrence of a fundamental change is subject to important limitations. Our ability to repurchase the Notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements.

The fundamental change purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of our company. The fundamental change purchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of our common stock;

•	to obtain control of us by means of a merger, tender offer solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions.

Instead, the fundamental change repurchase feature is a standard term contained in securities similar to the Notes.

Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease all or substantially all our assets to another person, unless:

•

the resulting, surviving or transferee person (the “successor company”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the successor company (if not us) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of our obligations under the Notes and the indenture;

•

immediately after giving effect to such transaction (and treating any indebtedness which becomes an obligation of the successor company or subsidiary guarantor, if any, as a result of such transaction as having been incurred by the successor company or subsidiary guarantor, if any, at the time of such transaction), no default shall have occurred and be continuing;

•

we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture; and

•

we shall have delivered to the trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such transaction and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the transaction had not occurred.

The successor company will succeed to, and be substituted for, and may exercise every right and power of, us under the indenture, but in the case of a conveyance, transfer or lease of all or substantially all our assets, we will not be released from the obligation to pay the principal of and interest on the Notes.

In addition, we will not permit a subsidiary guarantor, if any, to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any person unless:

•

the resulting, surviving or transferee person (the “successor guarantor”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person (if not such subsidiary guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of the subsidiary guarantor under its subsidiary guarantee;

•

immediately after giving effect to such transaction (and treating any indebtedness which becomes an obligation of the successor guarantor or another subsidiary guarantor as a result of such transaction as having been incurred by the successor guarantor or such subsidiary guarantor at the time of the transaction), no default shall have occurred and be continuing; and

•

we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture.

The successor guarantor will succeed to, and be substituted for, and may exercise every right and power of, such subsidiary guarantor under the indenture, but the predecessor subsidiary guarantor in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

Notwithstanding the foregoing:

•	a subsidiary guarantor, if any, may consolidate with, merge into or transfer all or part of its properties and assets to us or another subsidiary guarantor, and

•	we may merge with an affiliate incorporated solely for the purpose of reincorporating us in another jurisdiction to realize tax or other benefits.

As described above under “Subsidiary Guarantees,” the Notes are not currently guaranteed by any of our subsidiaries.

Events of Default; Notice and Waiver

The following are events of default under the indenture:

•	a default in the payment of principal of the Notes when due at maturity, upon redemption, upon repurchase or otherwise;

•

a default in the payment of any interest, including contingent interest and additional amounts, if any, on the Notes when due and such failure continues for a period of 30 days past the applicable due date;

•

the failure by us to cause each of our existing or future subsidiaries to become a subsidiary guarantor of the Notes in accordance with the obligation to provide subsidiary guarantees as described under “Subsidiary Guarantees” above and such failure continues for a period of 30 days after our receipt of notice in accordance with the provisions of the indenture;

•	we fail to provide notice of the occurrence of a fundamental change as required by the indenture;

•

a default in our obligation to deliver the Settlement Amount upon conversion of the Notes, together with cash in lieu thereof in respect of any fractional shares, upon conversion of any Notes and such default continues for a period of 10 days or more;

•	the failure by us to comply with our obligation to repurchase the Notes at the option of a holder upon a fundamental change as required by the indenture or on any other repurchase date;

•	default in our obligation to redeem the Notes after we have exercised our option to redeem;

•

the failure by us or a subsidiary guarantor, if any, to perform or observe any of our or its other covenants or warranties in the indenture or in the Notes for 60 days after written notice to us or it from the trustee or to us or it and the trustee from the holders of at least 25% in principal amount of the outstanding Notes;

•

a failure to pay when due at maturity or a default that results in the acceleration of any indebtedness for borrowed money of us or our subsidiaries (other than indebtedness that is non-recourse to us or any of our subsidiaries) in an aggregate amount of $15.0 million or more, unless such failure is cured or such acceleration is rescinded, stayed or annulled within 30 days after written notice to us from the trustee or to us and the trustee from the holders of at least 25% in principal amount of the outstanding Notes has been received by us or such subsidiary;

•

final unsatisfied judgments (not subject to further appeal) not covered by insurance aggregating in excess of $15.0 million rendered against us or any of our subsidiaries are not paid, discharged, stayed or otherwise secured or provided for within 60 days;

•	certain events involving us or one of our subsidiaries’ bankruptcy, insolvency or reorganization; and

•

a subsidiary guarantee of a subsidiary guarantor, if any, holding more than 5% of our consolidated assets or generating more than 5% of our consolidated sales or net income as of and for the 12 months ended on the end of the most recent fiscal quarter for which financial statements are publicly available ceases to be in full force and effect (except as contemplated by the terms of the Indenture relating to subsidiary guarantees) or any such subsidiary guarantor or person acting by or on behalf of any such subsidiary guarantor denies or disaffirms such subsidiary guarantor’s obligations under the indenture or any subsidiary guarantee and such default continues for 30 days after receipt of the notice specified in the indenture.

The foregoing will constitute events of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

If a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the Notes notice of the default within the earlier of 90 days after it occurs or 30 days after it is known to a trust officer or written notice of it is received by the trustee. The trustee may withhold notice to the holders of the Notes of any default, except defaults in payment of principal or interest (including contingent interest or additional amounts, if any) on the Notes. However, the trustee must consider it to be in the interest of the holders of the Notes to withhold this notice.

If an event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization of us) occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal and accrued and unpaid interest, including contingent interest and additional amounts, if any, on the outstanding Notes to be immediately due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving us, the principal and accrued and unpaid interest, including contingent interest and additional amounts, if any, on the Notes will automatically become immediately due and payable. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind such acceleration with respect to the Notes and waive these past defaults.

The holders of a majority in principal amount of outstanding Notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee or of exercising any trust or power conferred on the trustee, subject to limitations specified in the indenture. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of the Notes or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The holders of a majority in principal amount of outstanding Notes may waive any past default under the indenture, except a default in the payment of principal or interest, including contingent interest or additional amounts, if any, a failure to convert any Notes into common stock, a default arising from our failure to redeem or repurchase any Notes when required pursuant to the terms of the indenture or a default in respect of any covenant that cannot be amended without the consent of each holder affected.

No holder of the Notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest, including contingent interest or additional amounts, if any, on the Notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding Notes make a written request to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of outstanding Notes;

•	the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

The indenture will require us every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any defaults.

A default in the payment of the Notes, or a default with respect to the Notes that causes them to be accelerated, may give rise to a cross-default under our senior credit facilities or other indebtedness.

Satisfaction and Discharge of the Indenture

The indenture will generally cease to be of any further effect with respect to the Notes if:

•	we have delivered to the trustee for cancellation all outstanding Notes, with certain limited exceptions, or

•

all Notes not previously delivered to the trustee for cancellation have become due and payable, whether at stated maturity or any redemption date or any repurchase date, including upon the occurrence of a fundamental change, or upon conversion or otherwise, and we have deposited with the trustee as trust funds the entire amount in cash and/or our common stock (as applicable under the terms of the indenture) sufficient to pay all the outstanding Notes, and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

Legal Defeasance and Covenant Defeasance

The Notes are not subject to any defeasance provisions under the indenture.

Amendment and Modification

The consent of the holders of a majority in principal amount of the outstanding Notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding Note affected by such modification or amendment if it would:

•	reduce the principal amount of or change the stated maturity of any Note;

•	reduce the rate or extend the time for payment of interest, including contingent interest or additional amounts, if any, on any Note;

•

reduce any amount payable upon redemption or repurchase of any Note (including upon the occurrence of a fundamental change) or change the time at which or circumstances under which the Notes may or shall be redeemed or repurchased;

•	impair the right of a holder to institute suit for payment on any Note;

•	change the currency in which any Note is payable;

•	impair the right of a holder to convert any Note or reduce the number of common shares or any other property receivable upon conversion;

•	reduce the quorum or voting requirements under the indenture;

•	change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

•	subject to specified exceptions, amend or modify certain of the provisions of the indenture relating to amendment or modification or waiver of provisions of the indenture;

•	reduce the percentage of Notes required for consent to any amendment or modification of the indenture; or

•	modify a subsidiary guarantee, if any, in any manner materially adverse to the holders of the Notes, except removal of subsidiary guarantors as provided in the indenture.

We and the trustee may modify certain provisions of the indenture without the consent of the holders of the Notes, including to:

•	add guarantees with respect to the Notes or secure the Notes;

•	remove guarantees as provided in the indenture;

•	evidence the assumption of our or a subsidiary guarantor’s, if any, obligations by a successor person under the provisions of the indenture relating to consolidations, mergers and sales of assets;

•	surrender any of our rights or powers under the indenture;

•	add covenants or events of default for the benefit of the holders of Notes;

•	cure any ambiguity or correct any inconsistency in the indenture, so long as such action will not adversely affect the interests of holders;

•	modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect;

•	establish the forms or terms of the Notes;

•	evidence the acceptance of appointment by a successor trustee;

•

provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Internal Revenue Code of 1986; and

•

make other changes to the indenture or forms or terms of the Notes, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders of the Notes.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the market prices of our common stock, the amount of accrued interest (including contingent interest and additional amounts, if any) payable on the Notes and the conversion price of the Notes. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of Notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of Notes upon the request of that holder.

Trustee, Paying Agent and Conversion Agent

We have appointed The Bank of New York, the trustee under the indenture, as paying agent, conversion agent, Note registrar and custodian for the Notes. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

Notices

Except as otherwise described herein, notice to registered holders of the Notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of mailing.

Rule 144A Information Request

We will furnish to the holders or beneficial holders of the Notes or the underlying common stock and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as these securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Governing Law

The Notes and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

Form, Denomination, Exchange, Registration and Transfer

The Notes are issued:

•	in fully registered form;

•	without interest coupons; and

•

in denominations of $1,000 principal amount and integral multiples of $1,000. Holders may present Notes for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the Corporate Trust Office of the trustee in The City of New York.

Payment and Paying Agent

We maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal on the Notes and you may present the Notes for conversion, registration of transfer or exchange for other denominations, which initially is an office or agency of the trustee. We may pay interest on any Notes represented by the registered certificated securities referred to below by check mailed to your address as it appears in the Note register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you will be paid, at your written election, by wire transfer in immediately available funds.

Payments on the Notes represented by the global Note referred to below will be made to The Depository Trust Company, New York, New York, which is referred to herein as DTC, or its nominee, as the case may be, as the registered owner thereof, in immediately available funds. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global Note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global Note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments. Transfers between participants in DTC will be effected in accordance with DTC’s rules and will be settled in immediately available funds.

Book-Entry Delivery and Settlement

We have issued the Notes registered pursuant to this registration statement in the form of one permanent global Note in definitive, fully registered, book-entry form. The global Note has been deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•

Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its participants are on file with the SEC.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. None of us, the initial purchaser nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	Upon deposit of the global Note with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants with portions of the principal amounts of the global Note.

•

Ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global Note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a global Note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global Note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global Note for all purposes under the indenture and under the Notes. Except as provided below, owners of beneficial interests in a global Note will not be entitled to have Notes represented by that global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global Note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the indenture or the global Note.

Notes represented by a global security will be exchangeable for registered certificated securities with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; (2) we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (3) a default under the indenture occurs and is continuing.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the Notes.

Registration Rights

We entered into a registration rights agreement, dated as of December 15, 2004, with the initial purchasers for the benefit of the holders of the Notes and the common stock issuable and upon conversion of the Notes. We have fulfilled all of our obligations under the registration rights agreement.

INTERESTS OF DIRECTORS AND OFFICERS

None of Dress Barn, nor to the knowledge of Dress Barn after making reasonable inquiry, any of the executive officers or directors of Dress Barn, or any “associate” or majority-owned subsidiary of any such person, has any beneficial interest in the Notes. Dress Barn will not purchase Notes from any officer, director or affiliate of Dress Barn pursuant to this Offer to Exchange. The term “associate” is defined under Rule 12b-2 under the Exchange Act. During the 60 days preceding the date of this Offer to Exchange, none of Dress Barn, nor to the knowledge of Dress Barn after making reasonable inquiry, any of the executive officers or directors of Dress Barn, or any “associate” or subsidiary of Dress Barn, has engaged in any transactions in the Notes, except for the repurchase and cancellation by Dress Barn of $2.5 million principal amount of Notes, or 2,500 Notes for $2,162.15 per Note plus accrued and unpaid interest (a total of $5,405,375), on December 21, 2009 pursuant to an open market purchase from one holder of Notes.

EXCHANGE AGENT AND INFORMATION AGENT

In connection with the Offer, Dress Barn has retained The Bank of New York Mellon to act as Exchange Agent and D.F. King & Co., Inc. to act as Information Agent. They will receive customary fixed fees for their services. Dress Barn has agreed to reimburse each of them for their necessary out- of-pocket expenses and to indemnify each of them against certain liabilities, including liabilities under U.S. federal securities laws and to contribute to payments that they may be required to make in respect thereof. No fees or commissions have been or will be paid by Dress Barn to any broker, dealer or other person, other than the Exchange Agent or the Information Agent in connection with the Offer.

Any holder that has questions concerning the terms of the Offer or requests for assistance may contact Dress Barn at the address and telephone numbers set forth on page 16 of this Offer to Exchange. Requests for additional copies of this Offer to Exchange or the related Letter of Transmittal may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Exchange. Holders of Notes may also contact their broker, dealer, custodian bank, depository trust company or other nominee for assistance concerning the Offer.

Letters of Transmittal and all correspondence in connection with the Offer should be sent or delivered to the Exchange Agent at its address or to the facsimile number set forth on the back cover of this Offer to Exchange. Any holder or beneficial owner that has questions concerning tender procedures should contact the Exchange Agent at its address and telephone numbers set forth on the back cover of this Offer to Exchange.

The Information Agent may contact holders of Notes regarding the mechanics of the Offer and may request broker, dealer, custodian bank, depository trust company or other nominee of the holders of Notes to forward this Offer to Exchange and related materials to beneficial owners of Notes. The customary mailing and handling expenses incurred by forwarding material to their customers will be paid by us.

Neither the Exchange Agent nor the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning us contained or incorporated by reference in this Offer to Exchange or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of material U.S. federal income tax considerations relating to the Offer and to the ownership and disposition of the Common Stock for holders who acquire such stock pursuant to the Offer. This discussion is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (and proposed Treasury Regulations) promulgated under the Code (collectively, the “Regulations”), administrative rulings and judicial authority, all as in effect as of the date of this document. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of participating in the Offer and of owning and disposing of Common Stock as described in this discussion. No assurance can be given that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax results described in this discussion, and no ruling from the IRS has been, or is expected to be, sought with respect to the U.S. federal tax consequences of the Offer or the ownership and disposition of the Common Stock.

This discussion addresses only the tax considerations that are relevant to holders that hold Notes, and that will hold Common Stock, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all of the tax consequences that may be relevant to a particular holder. In particular, it does not address the U.S. federal estate and gift or alternative minimum tax consequences, or any state, local or foreign tax consequences, of participating in the Offer or of owning or disposing of Common Stock. Additionally, this discussion does not address any of the tax consequences to holders that may be subject to special tax treatment with respect to their participation in the Offer or their ownership or disposition of Common Stock, including banks, thrift institutions, real estate investment trusts, partnerships or other pass-through entities, personal holding companies, tax-exempt organizations, insurance companies, persons who hold the Notes or will hold the Common Stock in a “straddle” or as part of a “conversion” or “constructive sale” transaction, U.S. persons whose “functional currency” is not the U.S. dollar, certain former citizens or residents of the United States and brokers, traders or dealers in securities. Further, this discussion does not address the U.S. federal income tax consequences to shareholders in, or beneficiaries of, an entity that participates in the Offer.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Notes or Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other business entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia;

•	an estate, if its income is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (2) the trust has a valid election in effect under applicable Regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Notes or Common Stock that is neither a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) nor a U.S. Holder. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Notes and participates in the exchange, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Notes that participate in the Offer are encouraged to consult their tax advisors.

Consequences to Participating U.S. Holders

Exchange of Notes for Common Stock and Cash. The Company believes (and the following discussion assumes) that the exchange of Notes for Common Stock and cash should be treated as part of a “recapitalization” within the meaning of the reorganization provisions of the Code and that the Notes should be treated as “securities” within the meaning of such provisions. Under this view, the material U.S. federal income tax consequences of the exchange would be as follows:

•

Gain (but not loss) would be recognized on the exchange in an amount equal to the lesser of (i) the amount of gain realized (measured by the amount by which the fair market value of the Common Stock and cash received in the exchange (excluding cash received with respect to accrued and unpaid interest) exceeds the holder’s adjusted tax basis in the Note) and (ii) the amount of cash received (excluding cash received with respect to accrued and unpaid interest and cash paid in lieu of a fractional share).

•

Subject to the discussion of “market discount” below, any such gain would be capital gain and would be long-term capital gain if the U.S. Holder’s holding period for the Note is more than one year at the time of the exchange.

•	The holding period of the Common Stock would include the holding period of the Note.

•

The adjusted tax basis of the Common Stock (including a fractional share deemed received and sold as described below) would be equal to the adjusted tax basis of the Note increased by any gain recognized in the exchange (except for any gain recognized with respect to the deemed sale of a fractional share as described below) and decreased by the amount of cash received (excluding cash received with respect to accrued and unpaid interest and cash paid in lieu of a fractional share).

•

If a U.S. Holder receives cash in lieu of a fractional share of Common Stock, the U.S. Holder would be treated as having received the fractional share of Common Stock pursuant to the exchange and then as having sold that fractional share of Common Stock for cash.

If the exchange of Notes for Common Stock and cash is not treated as a recapitalization, then the exchange would be treated as a taxable exchange. A U.S. Holder would recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s aggregate tax basis in the Notes. The amount realized on the exchange of Notes for Common Stock and cash generally would equal the sum of the fair market value of the Common Stock and cash received in the exchange (excluding cash received with respect to accrued and unpaid interest). If the exchange is treated as a taxable exchange, a U.S. Holder’s holding period of the Common Stock would begin the day after the exchange. A U.S. Holder’s tax basis in the Common Stock would equal the fair market value of the Common Stock as of the day of the exchange. Any gain or loss recognized on the Offer generally would be treated as capital gain or loss and would be long-term capital gain or loss if the Notes were held by the U.S. Holder for more than one year, except to the extent that any gain is recharacterized as ordinary income pursuant to the market discount rules discussed below, and ordinary interest income would be recognized to the extent of accrued interest not previously included in income. The deductibility of capital losses is subject to limitations.

Market Discount. A U.S. Holder that purchased a Note from a prior holder at a market discount (defined as the excess, if any, of the stated redemption price of the Note at maturity over the holder’s basis in the Note immediately after its acquisition, subject to a de minimis exception) may be subject to the market discount rules of the Code. Under those rules, any gain recognized on the exchange of such Notes generally would be treated as ordinary income to the extent of the market discount accrued during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued. If the exchange qualifies for recapitalization treatment, the Code provides that any accrued market discount in excess of the gain recognized in the exchange will not be currently includible in income under Regulations to be issued. However, any such excess accrued market discount will carry over to the Common Stock such that any gain recognized by the holder upon a subsequent disposition of the Common Stock would be treated as ordinary income to the extent of any such accrued market discount not previously included in income.

Accrued Interest. If there is accrued and unpaid interest on the Notes surrendered in the exchange and the U.S. Holder has not already taken that interest into income, then the payment of that interest in connection with the exchange will not be considered part of the amount realized in the exchange, but will instead be taxable as ordinary interest income in the taxable year of the exchange.

Dividends on Common Stock. Distributions paid by the Company out of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) on Common Stock received as part of the Offer will constitute dividends and will be includible in income by U.S. Holders when received. Under current law, such dividends paid to noncorporate U.S. Holders who satisfy specified holding periods generally qualify for a 15% tax rate on “qualified dividend income” through December 31, 2010. Such dividends will be eligible for the dividends-received deduction if the U.S. Holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends-received deduction. If a distribution exceeds the Company’s current and accumulated earnings and profits, the excess will be treated as a tax-free return of the U.S. Holder’s investment, up to such U.S. Holder’s adjusted tax basis in the Common Stock, and thereafter as capital gain. Such capital gain generally will be long-term capital gain if the U.S. Holder held such Common Stock for more than one year immediately prior to such distribution.

Sale, Exchange or Redemption of Common Stock. Upon the sale, exchange or redemption of the Common Stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange or redemption and (ii) the U.S. Holder’s adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the Common Stock is more than one year at the time of the sale, exchange or redemption. As discussed above, a U.S. Holder may be required to treat gain realized on the disposition of Common Stock (including certain dispositions that are non-recognition transactions under the Code) as ordinary income to the extent accrued market discount on the Notes is carried over to such Common Stock.

Backup Withholding and Information Reporting. U.S. Holders will be subject to IRS information reporting and may be subject to backup withholding on payments of interest on the Notes and dividends on the Common Stock and proceeds from the sale or other disposition of the Notes and Common Stock. Backup withholding will be imposed only where the U.S. Holder (i) fails to furnish its social security number or other taxpayer identification number (“TIN”), (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to certify, under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding. The amount of any backup withholding will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain U.S. Holders, including corporations and tax-exempt organizations, provided their exemption from backup withholding is properly established.

Consequences to Participating Non-U.S. Holders

The following discussion applies to holders that are Non-U.S. Holders, as defined above. Special rules may apply if a Non-U.S. Holder is a “controlled foreign corporation,” “passive foreign investment company” or otherwise subject to special treatment under the Code. A Non-U.S. Holder that is such an entity should consult its tax advisor to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to it.

Exchange of Notes for Common Stock and Cash. Any gain realized upon the exchange of a Note for Common Stock and cash generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder;

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met;

•	such Non-U.S. Holder is subject to Code provisions applicable to certain former citizens or residents; or

•

the Company is or has been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the exchange or the Non-U.S. Holder’s holding period, whichever period is shorter.

The Company believes that it has not been, and does not anticipate becoming, a U.S. real property holding corporation.

Accrued Interest. Cash received by a Non-U.S. Holder with respect to accrued but unpaid interest on the Notes generally should not be subject to U.S. federal income or withholding tax if the interest is not effectively connected with a U.S. trade or business (or, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment), provided that the Non-U.S. Holder:

•	does not actually or constructively, directly or indirectly, own 10% or more of the total combined voting power of all classes of Company stock entitled to vote; and

•	certifies to its non-U.S. status on IRS Form W-8BEN (or other applicable form).

If a Non-U.S. Holder cannot satisfy the requirements described above, cash received by the Non-U.S. Holder with respect to accrued but unpaid interest will be subject to the 30% U.S. federal withholding tax, unless the Non-U.S. Holder qualifies for a reduced rate of withholding, or is able to claim a valid exemption, under an income tax treaty (generally, by providing an IRS Form W-8BEN claiming treaty benefits) or establishes that such interest is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax under a tax treaty may also obtain a refund of any amounts withheld in excess of that rate by filing a timely refund claim with the IRS.

Payments on Common Stock. Any dividends paid to a Non-U.S. Holder with respect to Common Stock will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide an IRS Form W-8BEN (or successor form) certifying its entitlement to benefits under a treaty. However, dividends that are effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate tax rates. Such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order for effectively connected income to be exempt from withholding. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to an additional branch profits tax.

Backup Withholding and Information Reporting. Information reporting will apply to each Non-U.S. Holder on payments of interest on the Notes and dividends on the Common Stock, regardless of whether withholding was required and any tax was withheld with respect to the dividend.

A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments of interest on the Notes and dividends on the Common Stock, provided that the payor does not have reason to know that the holder is a U.S. person and the holder has certified its status as a non-U.S. person, or the holder otherwise establishes an exemption. A Non-U.S. Holder generally will not be subject to backup withholding with respect to proceeds from the disposition of the Notes or Common Stock to or through the U.S. office of a broker, provided that the holder certifies its non-U.S. status, or the holder otherwise establishes an exemption. A Non-U.S. Holder generally can satisfy the certification requirement by providing a Form W-8BEN or Form W-8ECI, as applicable. The payment of proceeds from the sale or other disposition of the Notes or Common Stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if such broker is (i) a U.S. person, (ii) a controlled foreign corporation for U.S. federal income tax purposes, (iii) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or such partnership is engaged in the conduct of a U.S. trade or business, or (iv) a foreign person 50% or more of the gross income of which is effectively connected with the conduct of a U.S. trade or business for a specified three year period, then the sale or disposition of the Notes or Common Stock will be subject to information reporting unless such broker has documentary evidence in its records that the holder is a non-U.S. person and certain other conditions are met or the holder otherwise establishes an exemption.

The amount of any backup withholding will be allowed as a refund or a credit against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Non-U.S. Holders of the Notes or Common Stock should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such exemption, if applicable.

Consequences to Non-Participating Holders

Holders that do not tender their Notes in the Offer will not recognize gain or loss for U.S. federal income tax purposes, and will continue to have the same tax basis and holding period with respect to the Notes for such purposes as they had before the consummation of the Offer.

CERTAIN SECURITIES LAWS CONSIDERATIONS

The Notes were not initially issued in an offering that was registered pursuant to the Securities Act. Dress Barn did file a registration statement with the SEC, which became effective, permitting each holder of Notes named in the prospectus forming a part of that registration statement to sell such holder’s Notes in a manner that purchasers of Notes sold pursuant to such prospectus would receive Notes that are freely tradable under U.S. securities laws (so long as such purchaser or holder is not affiliated with Dress Barn). Any Notes acquired in a transaction other than pursuant to that prospectus relating to resales may not be freely tradable. The issuance of Common Stock upon exchange of the Notes is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. Any conversion of Notes also relies on the Section 3(a)(9) exemption from registration. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received assume the character of the exchanged securities for purposes of the Securities Act. Whether any shares of Common Stock received by a tendering holder of Notes in connection with the Offer are freely tradable under U.S. securities laws depends on whether such Notes tendered were freely tradable or restricted securities. If a holder receives shares of Common Stock in exchange for Notes that are not freely tradable, Rule 144 under, or Section 4(1) of, the Securities Act may provide an exemption from registration for sales of such shares by the holder. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

The Exchange Agent for the Offer is:

The Bank of New York Mellon

By Facsimile (Eligible Guarantor Institutions Only)
The Bank of New York Mellon
c/o The Bank of New York Mellon Corporate Trust
Operations
Reorganization Unit
101 Barclay Street—7 East
New York, NY 10286
Attn: Diane Amoroso
(212) 298-1915

Fax cover sheets should provide a call back phone
number and request a call back, upon receipt

Confirm receipt by calling:
Tel: (212) 815-2742

By Mail, Overnight Courier or Hand Delivery
The Bank of New York Mellon
c/o The Bank of New York Mellon Corporate
Trust Operations
Reorganization Unit
101 Barclay Street—7 East
New York, NY 10286
Attn: Diane Amoroso

Requests for additional copies of this Offer to Exchange and related Letter of Transmittal may be directed to the Information Agent at its address or telephone numbers set forth below.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 487-4870